UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. ___ )

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Filed by a Party other than the Registrant  ☐

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ON ASSIGNMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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26745 Malibu Hills Road
Calabasas, California 91301

April 23, 2015

Dear Fellow Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of On Assignment, Inc. (the “Company” or “On Assignment”), at which you will be asked to vote upon:

1.	the election of Jeremy M. Jones and Marty R. Kittrell as directors for three-year terms to expire at our 2018 Annual Meeting of Stockholders;
2.	an advisory vote to approve named executive officer compensation;
3.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
4.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting will be held on Thursday, June 11, 2015, at 9:00 a.m. Eastern Daylight Time, at The New York Palace located at 455 Madison Ave, New York, NY 10022. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon. Please promptly vote your shares by telephone, using the Internet, or by signing and returning your proxy in the enclosed envelope.

Before voting, you should carefully review all the information contained in the accompanying Proxy Statement.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Annual Meeting, please vote your shares using one of the voting instruments available to you. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in On Assignment and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Peter T. Dameris
Peter T. Dameris
President and Chief Executive Officer

26745 Malibu Hills Road
Calabasas, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, June 11, 2015

The 2015 Annual Meeting of Stockholders of On Assignment, Inc. will be held on Thursday, June 11, 2015, at 9:00 a.m. Eastern Daylight Time, at The New York Palace located at 455 Madison Ave, New York, NY 10022, for the purpose of considering and voting upon:

1.	the election of Jeremy M. Jones and Marty R. Kittrell as directors for three-year terms to expire at our 2018 Annual Meeting of Stockholders;

2.	an advisory vote to approve named executive officer compensation;
3.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock will be paid by On Assignment, Inc. Only stockholders of record at the close of business on April 13, 2015 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Please call (818) 878-7900 to obtain directions. However, to ensure your representation at the Annual Meeting, you may access your proxy card by going to www.proxyvote.com, entering the information requested on your computer screen and following the simple instructions, or by calling (in the United States, U.S. territories, and Canada) toll free 1-800-690-6903 on a touchtone telephone and following the simple instructions provided by the recorded message. The instructions for voting can be found with your proxy card, on the Notice, and on the website listed in the Notice. If you received or requested a printed version of the proxy card, you may also vote by mail. Any stockholder of record attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

By Order of the Board,

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Secretary
April 23, 2015
Calabasas, California

2015 PROXY STATEMENT
TABLE OF CONTENTS

Section
General Information about the Annual Meeting and Voting	1
Proposal One – Election of Directors	5
Approval of Proposal One	5
Continuing Directors	6
Non-Executive Observers of the Board of Directors	7
Independent Directors and Material Proceedings	8
Role of the Board	8
Board Leadership Structure	8
Board Committees and Meetings	8
Director Compensation	11
Communicating with the Board	12
Ethics	12
Compensation Committee Interlocks and Insider Participation	12
Security Ownership of Certain Beneficial Owners and Management	13
Ownership of More than Five Percent of the Common Stock of On Assignment	13
Ownership of Management and Directors of On Assignment	14
Executive Compensation Discussion and Analysis	15
Executive Summary	15
Compensation Consultant	15
Compensation Philosophy	16
Say-on-Pay	17
Compensation Program Elements	17
Compensation Committee Report	26
Summary Compensation Table	27
Grants of Plan-Based Awards	28
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	29
Fiscal Year 2014 Outstanding Equity Awards at Fiscal Year End	31
Fiscal Year 2014 Option Exercises and Stock Vested	32
Payments Upon Termination or Change in Control	32
Equity Compensation Plan Information	37
Inducement Award Programs	37
Proposal Two – Advisory Vote on Executive Compensation	40
Vote Required	41
Board Recommendation	41
Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm	42
Principal Accountant Fees and Services	42
Vote Required	42
Board Recommendation	42
Report of the Audit Committee	43
Certain Relationships and Related Transactions	44
Section 16(a) Beneficial Ownership Reporting Compliance	44
Other Matters	44
Where You Can Find Additional Information	44
Incorporation by Reference	44
Proposals by Stockholders	45
Miscellaneous	45
Annex A – Adjusted EBITDA Calculation	46

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on

    Thursday, June 11, 2015

On Assignment, Inc. (the “Company,” “On Assignment,” “we,” “our,” or “us”) is providing these proxy materials in connection with the solicitation by the Board of Directors of On Assignment, Inc. (the “Board”) of proxies to be voted at On Assignment’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2015 at 9:00 a.m. Eastern Daylight Time, or at any adjournment or postponement thereof. This Proxy Statement, the proxy card and On Assignment’s Annual Report to Stockholders will be mailed to each stockholder entitled to vote at the Annual Meeting commencing on or about April 23, 2015.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers address some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as an On Assignment stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Who is soliciting my vote?

The Board of On Assignment is soliciting your vote at the 2015 Annual Meeting of Stockholders for the following matters:

Proposal 1: the election of Jeremy M. Jones and Marty R. Kittrell as directors for three-year terms to expire at our 2018 Annual Meeting of Stockholders;

Proposal 2: an advisory vote to approve named executive officer compensation; and

Proposal 3: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

If any such other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named as proxies shall vote the shares represented thereby in their discretion.

What is included in the proxy materials?

Proxy materials include this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2014. The Company will provide without charge to each person solicited hereunder, upon the written request of any such person, a copy of the Annual Report, including the financial statements and the financial statement schedules thereto. This Proxy Statement and our Annual Report are available free of charge on our website (http://www.onassignment.com). Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this Proxy Statement.

Who may vote at the Annual Meeting?

The Board has set April 13, 2015, as the record date for the Annual Meeting. If you were the owner of shares of On Assignment, Inc. common stock at the close of business on April 13, 2015, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares held directly in your name with our transfer agent as a “holder of record” and shares held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Delivery of Proxy Materials: What is Notice and Access?

 In accordance with the e-proxy rules of the SEC, On Assignment will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, and brokers, bank and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name holders”) on or about April 13, 2015. The Notice describes the matters to be considered at the Annual Meeting and how the stockholders can access the proxy materials online. It also provides instructions on how those stockholders can vote their shares. If you received the Notice, you will not receive a print version of the proxy materials, unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the Notice. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides you.

A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of 10 days before the Annual Meeting at our principal executive offices at 26745 Malibu Hills Road, Calabasas, California 91301, and at the time and place of the Annual Meeting.

How many shares must be present to hold the meeting?

A majority of On Assignment’s outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. On March 31, 2015, there were 51,701,360 shares of On Assignment common stock outstanding (all of which are entitled to vote at the Annual Meeting).

How many votes are required to approve each item?

 Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of FOR votes cast will be elected as directors.

The advisory vote on executive compensation and ratification of the appointment of the independent registered public accounting firm require a FOR vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting.

How may I cast my votes?

You may either vote FOR or WITHHOLD AUTHORITY TO VOTE for the director nominees. If you withhold authority to vote with respect to the director nominees, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominees.

You may vote FOR, AGAINST or ABSTAIN for the advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm.

If you sign and submit your proxy card without voting instructions, your shares will be voted FOR the director nominees put forth by the Board, FOR the approval of the advisory vote on executive compensation, and FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What if I abstain from voting?

If you attend the Annual Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists and your abstention will have the same effect as a vote against the proposals.

Will my shares be voted if I do not sign and return my proxy card or vote in person?

If you do not sign and return your proxy card or vote in person, your shares will not be voted at the Annual Meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker who holds shares for another person does not vote on a particular proposal because that broker does not have discretionary voting power for the proposal and has not received voting instructions from the owner of the shares, then a “broker non-vote” will occur. It is important that you vote your shares.

The election of directors and the advisory vote on executive compensation are non-routine matters, whereas the appointment of our independent registered public accounting firm is a routine matter. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the election of directors or the advisory vote on executive compensation. However, with regards to the appointment of our independent registered public accounting firm, your broker will be permitted to vote your shares at its discretion. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but they will not be counted for purposes of determining whether the proposals have been approved.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

Proposal 1: FOR Jeremy M. Jones and Marty R. Kittrell, the director nominees named in this Proxy Statement;

Proposal 2: FOR the proposal regarding an advisory vote to approve named executive officer compensation; and

Proposal 3: FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What do I need to do now?

All stockholders are urged to vote by telephone or on the Internet by following the instructions on the Notice. If you have properly requested and received a paper copy of this proxy statement, you may vote your shares by (a) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (b) completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided.

On Assignment stockholders may vote by mail or at the Annual Meeting. Most of our stockholders may vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found with your proxy card or on the Notice.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder, you may access your proxy card by either:

• Going to the following Web site: www.proxyvote.com, entering the information requested on your computer screen, and then following the simple instructions;

• Calling (in the United States, U.S. territories, and Canada), toll free 1-800-690-6903 on a touch-tone telephone, and following the simple instructions provided by the recorded message; and

• Completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by accessing your proxy card as noted above.

If you choose to vote in person at the Annual Meeting:

• if you are a stockholder of record, you may vote by the ballot to be provided at the Annual Meeting; or

• if you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

Please call (818) 878-7900 to obtain directions to attend the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a voting instrument for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

If you and other residents at your mailing address own shares of On Assignment stock in “street name,” your bank, broker or other holder of record may have notified you that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that bank, broker or other holder of record. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your bank, broker or other holder of record will send only one copy of our Annual Report and Proxy Statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our Annual Report and Proxy Statement in the future, the Company will promptly deliver, upon oral or written request, a separate copy of the Annual Report and Proxy Statement. Requests should be directed to the Secretary at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900. If you share an address with another On Assignment stockholder and together both of you would like to receive only a single set of On Assignment annual disclosure documents, please contact our Secretary by written or telephonic request at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900. As a part of this process, you will be asked to provide your name, the name of your bank, broker or other holder of record and your account number. The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this year’s Annual Report or Proxy Statement, we will send a copy to you upon a written or oral request. Written requests for such copies should be addressed to On Assignment, Inc., Attention:  Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301. Please contact our Investor Relations department by telephone at (818) 878-3136 with any oral requests for such copies.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

• submitting a properly signed proxy card with a later date;
• delivering to the Secretary of On Assignment a written revocation notice bearing a later date than the proxy card;
• voting in person at the Annual Meeting; or
• voting by telephone or the Internet after you have given your proxy.

How can I find out the results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published on a Form 8-K which will be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Bylaws of On Assignment provide that our Board shall be comprised of not less than four but no more than nine directors and the exact number may be fixed by the Board, and it is currently fixed at eight directors. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting, one class of directors is elected for a three-year term.

At this year’s Annual Meeting, two directors will be elected to serve until our 2018 Annual Meeting of Stockholders or until their successors are elected and qualified.

Jeremy M. Jones, our Chairman of the Board, and Marty R. Kittrell, Chairman of our Audit Committee, have terms that are expiring, and they have been nominated to stand for re-election. Unless otherwise instructed by stockholders, the persons named as proxies will vote the proxies received by them FOR the election of Messrs. Jones and Kittrell. Messrs. Jones and Kittrell have consented to serve if elected, but if they are unable or unwilling to serve, the persons named as proxies may exercise their discretion to vote for substitute nominees.

Approval of Proposal One

The nominees receiving the highest number of FOR votes cast will be elected as directors. The Board unanimously recommends that our stockholders vote FOR the election of our nominees.

Set forth below are the nominees’ names, age and biographies which include the skills, qualities and experiences of each of the nominees.

Directors with Terms Ending in 2018

Name	Age	Principal Occupation and Directorship

Jeremy M. Jones	73
Mr. Jones has served as a director since May 1995 and was appointed Chairman of the Board in February 2003. Mr. Jones has been an investor and business development consultant since February 1998. From 1987 to 1995, Mr. Jones was the chief executive officer and chairman of the board of Homedco Group, Inc., a home healthcare services company, which became publicly traded in 1991. Homedco merged into Apria Healthcare Group, Inc. in 1995 and from 1995 through January 1998, Mr. Jones was chief executive officer and chairman of the board of Apria Healthcare, which also provided home healthcare services. He currently serves on the boards of directors of CombiMatrix Corporation, a Nasdaq-traded molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, and OxySure Systems, Inc., a publicly-traded company that is a world leader in short and emergency duration medical oxygen and respiratory solutions for mass market use. He also serves on the board of directors of the Hoag Hospital Foundation. Mr. Jones served as chairman of the board of Byram Healthcare Centers, a provider of retail medical supplies and wholesale medical and hospital equipment, from February 1999 until its sale in March of 2008. From July 2003 to January 2011, Mr. Jones served as a director for Lifecare Solutions, Inc., a provider of integrated home healthcare products and services. Mr. Jones possesses significant business management and corporate governance experience. Mr. Jones received a bachelor’s degree in business administration from the University of Iowa. Mr. Jones contributes to our Board with his extensive executive experience in leading or advising public companies.

Marty R. Kittrell	58
Mr. Kittrell has served as a director of the Company and Chairman of the Audit Committee since September 2012. Mr. Kittrell served as Dresser, Inc.’s executive vice president and chief financial officer from December 2007 until February 2011. Mr. Kittrell served as chief financial officer of Andrew Corporation from 2003 until December 2007, when the company was sold to Commscope Inc. Prior to Andrew, Mr. Kittrell served in executive management positions in technology, consumer products and other commercial and industrial industry sectors. Mr. Kittrell began his business career with Price Waterhouse where he was a certified public accountant. Mr. Kittrell currently serves as a member of the Board of Directors of NiSource Inc. where he serves as chairman of the audit committee and is a member of the finance and the environmental, safety and sustainability committees. Mr. Kittrell graduated magna cum laude with a bachelor of science degree in accounting from Lipscomb University where he currently serves on the Board of Trustees and is chairman of the finance and real estate committee. Mr. Kittrell has extensive experience in corporate strategy, mergers and acquisitions, corporate finance, including public offerings of equity and debt, organization development, and board practices and relations. In addition, Mr. Kittrell has extensive experience with the analysis and preparation of financial statements and risk management.

Continuing Directors

Set forth below is certain information regarding On Assignment’s continuing directors including their age as of the Annual Meeting, term of office as director, and business experience.

Directors with Terms Ending in 2017

Name	Age	Principal Occupation and Directorship

Peter T. Dameris	55
Mr. Dameris was appointed as our President and Chief Executive Officer as of September 2004, and has served as a director since December 2004. Prior to such appointment, Mr. Dameris had been Executive Vice President and Chief Operating Officer of On Assignment since November 2003. From February 2001 through October 2002, Mr. Dameris served as executive vice president and chief operating officer of Quanta Services, Inc., a publicly-held provider of specialized contracting services for the electric and gas utility, cable and telecommunications industries. Mr. Dameris created a regional operating organization for 85 acquired businesses and developed materials to support marketing and a national corporate image to support outsourcing initiatives, established cash generation, credit management and balance sheet improvement initiatives. From December 1994 through September 2000, Mr. Dameris served in a number of different positions at Metamor Worldwide, Inc., then an international, publicly-traded information technology consulting/staffing company. Mr. Dameris’ positions at Metamor Worldwide included chairman of the board, president and chief executive officer, executive vice president, general counsel, senior vice president and secretary. Mr. Dameris negotiated the $1.9 billion sale of Metamor to PSINet. Mr. Dameris received his juris doctor degree from the University of Texas Law School and his bachelor of science degree in business administration from Southern Methodist University. Mr. Dameris provides the Board with extensive staffing industry experience, having served in various capacities at publicly-traded staffing companies and having represented staffing companies in the private practice of law. Mr. Dameris has comprehensive experience from his roles in senior executive management, leadership and legal positions as well as his work as an attorney in the private practice of law. Mr. Dameris has extensive experience in international and domestic staffing, financial reporting, compensation, legal matters and corporate affairs which are invaluable in his position as a director and Chief Executive Officer of the Company.

Jonathan S. Holman	70
Mr. Holman has served as a director since March 1994. Mr. Holman is the founder and since 1981 has been the president of The Holman Group, Inc., an executive search firm. To date, Mr. Holman has recruited over 140 chief executive officers to public and private companies, ranging from start-ups to companies with over $1 billion in revenue and in a variety of industries. Mr. Holman was named as one of the top 200 executive recruiters in the world in The Global 200 Executive Recruiters and named as one of the top 250 executive recruiters in The New Career Makers. Mr. Holman regularly speaks at technology industry gatherings. Prior to founding The Holman Group, Mr. Holman served in various human resources-related positions. Mr. Holman received a master of business administration degree from Stanford University and a bachelor of arts degree from Princeton University, both with high academic honors. In his role at the Holman Group, Mr. Holman has developed extensive skills and experience in compensation matters. Mr. Holman provides the Board, including our Compensation Committee, with meaningful insight regarding hiring and salary practices of publicly-traded companies. In addition, Mr. Holman provides the Board with human resources experience.

Arshad Matin	51
Arshad Matin has been the president, chief executive officer and a board member of Paradigm Ltd. since his appointment in May 2013. Paradigm was acquired by Apax Partners in 2012 for $1 billion and is a leading developer of software solutions to the global oil and gas industry. From January 2012 to April 2013, Mr. Matin was executive vice president of IHS Inc., a NYSE-traded company that is a leading global source of information and analytics where he was responsible for lines of businesses accounting for over $1.5 billion in revenues and managed over 4,500 colleagues. Mr. Matin joined IHS through the acquisition of Seismic Micro-Technology, Inc. (“SMT”), a global leader in the geology and geophysics software market. He joined SMT in July 2007 and was the president, chief executive officer and a board member. Under his leadership, the company achieved unprecedented growth in revenues and profits expanding into new geographies and market segments. Before joining SMT, Mr. Matin was general manager of the enterprise security business unit at Symantec Corporation, which he joined in January 2006 upon the company’s acquisition of BindView Corporation and remained until July 2007. BindView was a global provider of agentless IT security compliance software. Mr. Matin took over as president and chief operating officer of BindView in 2004, and was responsible for products, sales, marketing, corporate development and services functions. Prior to BindView, Mr. Matin was a partner at the Houston office of McKinsey & Company from 1995 to 2004, where he served clients in both the technology and energy industries. He started his career as software developer for Oregon-based Mentor Graphics Corporation. Mr. Matin earned a master of business administration degree from the University of Pennsylvania – The Wharton School, a master of science degree in computer engineering from the University of Texas at Austin, and a bachelor of engineering degree in electrical engineering from Regional Engineering College in India. Mr. Matin brings extensive experience managing and advising public and private high-technology companies.

Directors with Terms Ending in 2016

Name	Age	Principal Occupation and Directorship

Senator William E. Brock	84
Senator Brock has served as a director of the Company since April 1996. From 1994 to present, Senator Brock has been the founder and chief executive officer of The Brock Offices, a consulting firm specializing in international trade and human resource development. From 1988 to 1991, Senator Brock served as chairman of the National Endowment for Democracy, an organization he helped found in 1980. Senator Brock served in President Reagan’s cabinet as Secretary of Labor from 1985 to 1987 and as U.S. Trade Representative from 1981 to 1985. As U.S. Trade Representative, Senator Brock organized the Quad Forum of trade and economic ministers from Europe, Japan and Canada and led the group to initiate the World Trade Organization. From 1977 to 1981, Senator Brock served as National Chairman of the Republican Party. From 1970 to 1976, he was a member of the U.S. Senate, and from 1962 to 1970, he was a member of the U.S. House of Representatives. The National Academy of Human Resources has recognized Senator Brock for his outstanding contribution to human development in the United States. Senator Brock is a member of the Board of Strayer Education, Inc., a publicly-traded education services holding company that owns Strayer University, which provides professional education to working adults, and serves on its compensation and nomination and governance committees. Senator Brock is a member of the Board of ResCare, Inc., a privately-held provider of home care, residential support services to the elderly and persons with disabilities, as well as vocational training and job placement for people of all ages and skill levels, and he serves on its audit and mergers and acquisitions committees. Through his extensive governmental experience, he provides in-depth knowledge in the areas of business, regulatory compliance and risk management. Senator Brock provides the On Assignment Board with a wealth of business operations experience including direct experience with human resource development and public company corporate governance.

Brian J. Callaghan	44
Mr. Callaghan has served as a director of the Company since May 2012. He co-founded Apex Systems, LLC. (“Apex Systems”) in 1995 and served as co-chief executive officer during his time with Apex Systems. His duties at Apex Systems ranged from working directly with customers, leading staff, strategy, forecasting, and building systems to support growth. Mr. Callaghan and the other co-founders were recognized as Ernst & Young’s Entrepreneur of the Year in 2003. Prior to co-founding Apex Systems, Mr. Callaghan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia. Mr. Callaghan is a graduate of Virginia Polytechnic Institute and State University, where he earned a bachelor of science degree in psychology. Mr. Callaghan is also part-owner of the Richmond Flying Squirrels, the Double-A affiliate of the San Francisco Giants, as well as the Omaha Storm Chasers (Triple-A affiliate of the Kansas City Royals). Mr. Callaghan brings 20 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Edwin A. Sheridan, IV	45
Mr. Sheridan has served as a director of the Company since May 2012. He co-founded Apex Systems in 1995 and served as co-chief executive officer during his time with Apex Systems. His roles at Apex Systems have included technical recruiter, account manager, and regional operations manager. He also managed the sales and recruiting operations for the company. Mr. Sheridan and the other co-founders were recognized as Ernst & Young’s Entrepreneur of the Year in 2003. Prior to co-founding Apex Systems, Mr. Sheridan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia. Mr. Sheridan is a graduate of Virginia Polytechnic Institute and State University, where he earned bachelor of arts degrees in English and political science, with a minor in business administration. Mr. Sheridan also serves on the boards of several non-profit organizations including the advisory board of the Virginia Commonwealth University Massey Cancer Research Center, the Greater Washington Sports Alliance, the Virginia Tech Athletic Fund, and Peace Players International, an international community improvement and leadership organization. Mr. Sheridan brings 20 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Non-Executive Observers of the Board of Directors

Pursuant to terms of the Investor Rights Agreement entered into by the Company and certain former shareholders of Apex Systems who became stockholders of On Assignment on May 15, 2012 (the “Investor Rights Agreement”), the Shareholder Representative designated under the Agreement of Merger, dated as of March 20, 2012, by and among On Assignment, Apex Systems, OA Acquisition Corp. and the Shareholder Representative (the “Merger Agreement”), has the right to appoint a Non-Executive Observer of the Board of Directors. Jeffrey E. Veatch is the Shareholder Representative and serves as the designated Non-Executive Observer of the Board of Directors. Mr. Veatch is the third co-founder of Apex Systems, and has extensive executive and staffing experience, which he utilizes in providing advice and guidance to the Board. Mr. Matin also served as a non-executive observer in 2014 until his election as a director in June 2014. Non-executive observers can be asked to depart Board meetings under certain circumstances.

Independent Directors and Material Proceedings

The Board consists of eight members, all of whom the Board has deemed to be independent under the current listing standards of the New York Stock Exchange (“NYSE”) with the exception of Mr. Dameris, our Chief Executive Officer. For each independent director, the Board has made a subjective determination that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities of each director as they may relate to On Assignment and members of management. There are no family relationships among our executive officers and directors.

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is subject. There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other executive officers in the competent and ethical operation of the Company. The Board ensures that the long-term interests of the stockholders are considered in the operation of the Company.

Board Leadership Structure

The Board has consistently maintained an independent Chairman of the Board. The Board has made a determination that the Board leadership structure is appropriate and that the structure allows the Board to fulfill its duties effectively and efficiently. The Company has determined that its leadership structure is appropriate because the Chairman of the Board is independent, as defined by the NYSE and the SEC. An independent Chairman, like independent Board members, allows for an objective evaluation of the performance of the Company and its offices. Nonetheless, the Board recognizes that the Chief Executive Officer has invaluable insight into the Company due to the nature of his position and recognizes the value of having him on the Board. Accordingly, the Board believes that the Company’s stockholders and interests are best served by having the Chief Executive Officer serve as a director, but keeping the position of Chief Executive Officer and Chairman of the Board as separate and independent positions.

Board Committees and Meetings

The Board held six meetings during the year ended December 31, 2014 and acted by unanimous written consent on two additional occasions. The Board has a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. The Board has determined that the chairmen and committee members of each of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules.

The members and chairmen who served on the Committees in 2014 (and are currently still serving in those positions) are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William E. Brock		X	Chair
Brian J. Callaghan	X
Peter T. Dameris
Jonathan S. Holman		Chair	X
Jeremy M. Jones, Chairman	X	X
Marty R. Kittrell	Chair
Arshad Matin		X
Edwin A. Sheridan, IV			X

Compensation Committee.  The Compensation Committee held four meetings during 2014 and acted by unanimous written consent on 10 additional occasions. The Compensation Committee meets in executive session without management present on a regular basis. The Compensation Committee reviews our general compensation policies, sets the compensation levels for our executive officers, including the Chief Executive Officer, administers our equity plans, and approves all equity grants to employees, directors and consultants. The Compensation Committee approves the compensation, including incentive compensation, of executive officers of On Assignment and determines the terms of key agreements concerning employment, compensation and termination of employment. The Committee evaluates the Chief Executive Officer’s performance in light of goals and objectives that have been set for him. The Board has determined that each member of the Compensation Committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent. The Compensation Committee charter provides that the Compensation Committee may delegate its authority, subject to the terms in the charter, but the Compensation Committee does not do so for purposes of equity grants.

Audit Committee.  The Audit Committee held 10 meetings during 2014. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The Audit Committee performs functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NYSE. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

• the quality and integrity of our financial statements and our financial reporting and disclosure practices;
• our systems of internal controls regarding finance, accounting and SEC compliance;
• the qualification, independence and oversight of performance of our independent registered public accounting firm including its appointment, compensation, evaluation and retention;
• our ethical compliance programs; and
• risk issues related to financial statements.

The Audit Committee’s functions include, but are not limited to, reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reviewing matters of disagreement, if any, between management and our independent registered public accounting firm, and regularly meeting with management, our independent registered public accounting firm and internal audit staff to review the adequacy of our internal controls.

Rules adopted by the NYSE and the SEC impose strict independence requirements for all members of the Audit Committee. Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or an affiliate of the Company, other than in the member’s capacity as a member of the Board and any Board committee. In addition, an Audit Committee member may not be an affiliated person, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company except in his capacity as a member of the Board and any Board committee. The Board has determined that each member of the Audit Committee meets all applicable independence requirements and that each Audit Committee member has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. In addition, the Board has determined that Mr. Kittrell, based on his experience, skills and education as described above, is the Audit Committee financial expert, as that term is defined under the SEC rules.

The Company has adopted a process, which the Audit Committee oversees, for disclosing related-party transactions and identifying significant deficiencies each quarter in connection with filing our quarterly reports on Form 10-Q and our annual reports on Form 10-K.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met three times in 2014. The Nominating and Corporate Governance Committee evaluates director nominee candidates and makes recommendations to the Board with respect to the nomination of individuals for election to the Board and to serve as committee members, consistent with criteria approved by the Board. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board concerning the size, structure and composition of the Board and its committees. The Committee also monitors the qualification and performance of, and the Company’s succession planning regarding, key executives. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE rules requiring members of nominating committees to be independent. The Nominating and Corporate Governance Committee recommended the nominations of Messrs. Jones and Kittrell for election at this year’s Annual Meeting.

The Nominating and Corporate Governance Committee Charter, and the Corporate Governance Guidelines established by the Nominating and Corporate Governance Committee, set forth certain criteria for the committee to consider in evaluating potential director nominees. However, in considering potential director nominees, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Qualifications considered by the Nominating and Corporate Governance Committee vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board and include:

• personal and professional ethics and integrity;
• business judgment;
• familiarity with general issues affecting our business;
• qualifications as an audit committee financial expert;
• diversity in a variety of areas;
• qualifications as an independent director; and
•    areas of expertise that the Board should collectively possess such as board experience, executive experience, human resources experience, accounting and financial oversight experience and corporate governance experience.

The Nominating and Corporate Governance Committee relies primarily on recommendations for director candidates from its members, other directors, the Chief Executive Officer and third parties, including professional recruiting firms. In 2014, no professional recruiting firms or consultants were needed and, accordingly, no fees were paid for recruiting director nominees. Existing directors being considered for re-nomination are evaluated based on their performance as directors, experience, skills, education and independence to ensure that they continue to meet the qualifications above.

The Nominating and Corporate Governance Committee Charter also provides for the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee considers diversity in identifying nominees, including differences in skill, viewpoints and experience, as well as gender, race and nationality, and these factors will be considered for purposes of nominating directors.

Stockholders wishing to suggest a candidate for director nomination for the 2016 Annual Meeting of Stockholders should mail their suggestions to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary. The Nominating and Corporate Governance Committee will also consider timely written suggestions from our stockholders. Pursuant to our Bylaws, a stockholder’s notice for director nominations shall be delivered to the Secretary at the Company’s executive offices at 26745 Malibu Hills Road, Calabasas, California 91301, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Annual Meeting. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated. As of April 23, 2015, there were no director candidates put forward by stockholders for consideration at the Annual Meeting.

The Nominating and Corporate Governance Committee evaluates the Board’s leadership structure and believes that separation of the Chief Executive Officer and Chairman of the Board positions is in the best interest of the Company, assures an adequate level of independence of the Board, and is best aligned with the interests of its stockholders.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, the Company’s Corporate Governance Guidelines and its Code of Ethics for Principal Executive Officer and Senior Financial Officers, are posted on the Investor Relations Corporate Governance page of our website at http://www.onassignment.com. You may also obtain a copy of any of these documents without charge by writing to:  On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.

Risk Oversight.  The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Company representatives regularly report to the Board on risks that the Company faces. The Board regularly reviews and determines the Company’s risk management philosophies, policies and processes. The Board is primarily responsible for overseeing the management of the Company’s risks associated with the Board’s governance and delegation decisions, including decisions about compensation. The Board oversees officers’ identification and management of risk management issues and regularly meets with such officers regarding risk management issues of the Company, and the processes and procedures used for identifying and managing risk. The Board also regularly reviews the reporting processes from those officers that are responsible for the day-to-day management of the Company’s risks to determine if these reporting processes or other flow of information to the Board could be improved.

The Audit Committee is primarily responsible for overseeing the management of the Company’s accounting and financial reporting matters and risks related to the Company’s accounting and financial practices. The Audit Committee Charter provides that the Audit Committee’s responsibilities include inquiring of management and the Company’s outside auditors regarding key financial statement risk areas, including the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas. In connection with these responsibilities, the Audit Committee routinely reviews and evaluates the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. The Audit Committee is also responsible for inquiring of management and the Company’s outside auditors regarding significant business risks or exposures, including the Company’s processes for identifying and assessing such risks and exposures, and the steps management has taken to minimize such risks and exposures.

The Compensation Committee is responsible for overseeing risks associated with compensation practices. Upon evaluation, the Compensation Committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered that none of the compensation policies and practices at a business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other units, is significantly more profitable than other units, or pays compensation expenses as a significant percentage of the unit’s revenues.

Meetings. Other than two directors who were not able to attend one telephonic Board meeting, each current director attended 100 percent of the meetings of the Board and Committees of the Board on which he served during 2014. Our independent directors regularly meet as a group in executive sessions outside the presence of management presided over by the non-executive Chairman of our Board.

Attendance of Directors at 2014 Annual Meeting of Stockholders.  Our Board of Directors has a policy with respect to director attendance at the annual meetings of stockholders which requires that the directors attend the Annual Meeting unless they are unable to do so as a result of health reasons or exigent personal circumstances, and if that is the case, the director must notify the Chairman of the Board as promptly as possible. All of our directors attended our 2014 Annual Meeting of Stockholders.

Director Compensation

The following table shows compensation information for each of On Assignment’s non-employee directors for the year ended December 31, 2014. The compensation of our President and Chief Executive Officer, who is also a director, is disclosed in the “Summary Compensation Table” set forth on page 30, and he receives no additional compensation for his service as a director.

Fiscal Year 2014 Director Compensation

Name	Fees Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
William E. Brock	61,000	99,991	160,991
Brian J. Callaghan	57,750	99,991	157,741
Jonathan S. Holman	62,500	99,991	162,491
Jeremy M. Jones	78,500	99,991	178,491
Marty R. Kittrell	72,750	99,991	172,741
Arshad Matin (1)	26,300	99,991	126,291
Edwin A. Sheridan, IV	50,250	99,991	150,241

(1)			Amounts reflect pro-rated annual cash retainer earned following Mr. Matin’s appointment in June 2014.
(2)			Amounts include the quarterly retainer fees and fees for meeting attendance which each non-employee director earned for his service during 2014.
(3)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards granted in 2014, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to restricted stock units (“RSUs”) are included in Note 13 to the consolidated financial statements for the year ended December 31, 2014 included in our Annual Report and are described in Part II-Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Annual Report. The amounts were calculated based on the grant date fair value per share of $26.80, which was the closing sale price of our common stock on the date of grant, August 1, 2014. As of December 31, 2014, Senator Brock and Messrs. Callaghan, Holman, Jones, Kittrell, Matin and Sheridan each held 1,865 unvested RSUs. No other equity awards were outstanding for any director at December 31, 2014.

The Compensation Committee recommends, and the Board reviews and approves, the form and amount of director compensation. In 2012, the Compensation Committee retained Semler Brossy Consulting Group (“Semler Brossy”) as its compensation consultant to help determine compensation for certain positions in the Company including members of the Board of Directors. The Compensation Committee did not engage Semler Brossy (or any other compensation consultant) for director or executive compensation in 2014. The current practice of the Compensation Committee is to base a substantial portion of a director’s annual retainer on equity compensation. Accordingly, in 2014, each non-employee director received an annual RSU grant with a grant-date value of approximately $100,000. These grants were made on August 1, 2014 to Senator Brock and Messrs. Callaghan, Holman, Jones, Kittrell, Matin and Sheridan in the amount of 3,731 RSUs each. Fifty percent of the RSU grants vested on the grant date and the remaining 50 percent will vest on August 1, 2015, subject to the director’s continued service through that date.

Each non-employee director receives $2,000 for each regularly scheduled quarterly in-person Board meeting attended, and $750 for each other Board or committee meeting held separately and attended in person or by telephone not in conjunction with the quarterly in-person Board meetings. In addition, we reimburse all directors for their reasonable expenses incurred in attending Board or committee meetings.

The annual cash retainer fee for non-employee directors is $40,000. In addition, committee chairs are entitled to the following chair fees:

Outside Director	Additional Cash Retainer
Chairman of the Board	$20,000/ year
Audit Committee Chair	$15,000/ year
Compensation Committee Chair	$10,000/ year
Nominating and Corporate Governance Committee Chair	$10,000/ year

All cash retainer fees are paid quarterly in arrears. In addition, we require that, within five years of joining the Board, each Board member must own shares with a fair market value of three times the annual cash retainer amount. Each non-employee director serving on the Board for more than five years owns shares with a fair market value of more than three times the 2014 annual cash retainer amount ($40,000).

Mr. Veatch, our non-executive observer to the Board, received the same annual cash retainer, Board meeting fees and equity awards as members of the Board of Directors, as did Mr. Matin until he became a director in June 2014. These amounts totaled $50,250 in cash fees earned and $99,991 in stock award for Mr. Veatch, and $24,700 in cash fees earned for Mr. Matin.

Communicating with the Board

We invite stockholders and other interested parties to communicate any concerns they may have about On Assignment with either the Chairman of the Board or the directors as a group by writing to the attention of either the Chairman of the Board or the Directors at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301. Any and all such communication will be forwarded by the Secretary of the Company to Mr. Jones, Chairman of the Board, or all of the directors, as applicable.

Ethics

On Assignment has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of On Assignment. It complies with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. More importantly, it reflects On Assignment’s policy for dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of On Assignment’s Code of Business Conduct and Ethics can be found on the Investor Relations-Corporate Governance page of our website at http://www.onassignment.com. In addition, On Assignment adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This policy focuses on honest and ethical conduct, full, fair and accurate disclosure in our SEC filings and other public disclosures, compliance with applicable government laws, rules and regulations, and prompt internal reporting of violations of the code. This policy is located on the same page on our website as our Code of Business Conduct and Ethics. You may also obtain a copy of these documents without charge by writing to:  On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, the Compensation Committee of the Board was composed of Senator Brock, and Messrs. Jones and Holman. Mr. Matin joined the Committee upon his appointment to the Board in June 2014. There are no Compensation Committee interlocks and no member of the Compensation Committee was or has been an officer or employee of On Assignment or its subsidiaries and no member of the Compensation Committee had any relationships requiring disclosure of certain relationships and related-party transactions. None of the Company’s executives served as a member of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of On Assignment’s common stock as of March 31, 2015.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the SEC. Pursuant to Rule 13d-3 of the Exchange Act among other determining factors, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date that information is provided. In addition, we note that Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include any shares beneficially owned by such person (and only such person) but excludes any securities held by or for the account of the Company or its subsidiaries. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 31, 2015 there were 51,701,360 shares of On Assignment common stock outstanding.

The following tables set forth the beneficial ownership of On Assignment’s common stock as of March 31, 2015 for the following persons:

• all stockholders known by us to beneficially own more than five percent of our common stock;
• each of our directors;
• each of our named executive officers, as identified; and
• all of our directors and named executive officers as a group.
 Unless otherwise indicated, each person listed has sole voting power and sole investment power.

Ownership of More than Five Percent of the Common Stock of On Assignment

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(4)
BlackRock, Inc.	4,603,339	(1)	8.9%
55 East 52nd Street
New York, NY 10022
TimesSquare Capital Management, LLC	2,960,455	(2)	5.7%
7 Times Square, 42nd floor
New York, NY 10036
The Vanguard Group	3,201,498	(3)	6.2%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on January 22, 2015 by Blackrock, Inc., on behalf of various subsidiaries, Blackrock, Inc. directly or indirectly has sole voting power of 4,479,781 shares of our common stock, and sole dispositive power of 4,603,339 shares.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015, TimesSquare Capital Management, LLC has sole voting power of 2,865,540 shares of our common stock, and sole dispositive power of 2,960,455 shares, in its role as investment advisor of various investment advisory clients that own the shares.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group (“Vanguard”) on its own behalf and on behalf of two subsidiaries, Vanguard has sole voting power of 69,129 shares of the Company’s common stock, sole dispositive power over 3,136,869 shares, and shared dispositive power over another 64,629 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 64,629 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,500 shares as a result of its serving as investment manager of Australian investment offerings.

(4)
For each beneficial owner included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 51,701,360 shares of the Company’s common stock outstanding as of March 31, 2015. To the knowledge of the Company, none of the holders listed above had the right to acquire any additional shares of the Company on or within 60 days after March 31, 2015.

Ownership of Management and Directors of On Assignment

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (4)	Percent of Common Stock(5)
William E. Brock	29,300	*
Brian J. Callaghan	663,703	1.3%
Jonathan S. Holman	23,220	*
Jeremy M. Jones(1)	77,000	*
Marty R. Kittrell	6,899	*
Arshad Matin	3,690	*
Edwin A. Sheridan, IV	1,710,743	3.3%
Peter T. Dameris(2)	556,882	1.1%
Edward L. Pierce	117,838	*
Michael J. McGowan(3)	384,745	*
Randolph C. Blazer	81,010	*
Theodore S. Hanson	298,307	*
All directors and executive officers as a group (13 persons)	4,153,777
* Represents less than one percent of the shares outstanding.
(1)
The shares of the Company’s common stock owned by Mr. Jones are held in the Jones Family Trust. He and his wife are trustees of the trust, and each has the sole right to vote and invest the assets in the trust

(2)		337,625 of the shares beneficially owned by Mr. Dameris are held in various family trusts.
(3)		92,627 of the shares beneficially owned by Mr. McGowan are held in two family trusts.
(4)
All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of March 31, 2015, and RSUs that will vest within 60 days of March 31, 2015. The number of stock options that are included above for the following individuals is: Mr. Dameris, 189,200; Mr. Pierce, 48,438; and Mr. McGowan, 120,000. The number of RSUs that are included in the totals above is 23,185 for Mr. Blazer and 22,623 for Mr. Hanson

(5)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 51,701,360 shares of the Company’s common stock outstanding as of March 31, 2015, plus the number of shares of common stock that are issuable upon exercise of options that are exercisable or upon the vesting of RSUs within 60 days of March 31, 2015 held by such individual (but not giving effect to the shares of common stock that are issuable upon exercise of options that are exercisable or upon the vesting of RSUs held by others).

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This section explains On Assignment’s compensation philosophy and compensation program as it relates to our 2014 named executive officers whose compensation is disclosed below pursuant to SEC rules:

Peter T. Dameris	President and Chief Executive Officer
Edward L. Pierce	Executive Vice President and Chief Financial Officer
Michael J. McGowan	Chief Operating Officer and President, Oxford Global Resources, LLC (“Oxford”)
Randolph C. Blazer	President, Apex Systems
Theodore S. Hanson	Chief Financial Officer, Apex Systems and President, Lab Support Division

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and also to incentivize executive contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To provide stable income as compensation for ongoing performance of job responsibilities.
Annual performance-based cash compensation (bonuses)	To incentivize short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation
To incentivize long-term performance objectives, align the interests of our named executive officers with stockholder interests, encourage the maximization of shareholder value, and retain key executives.

Severance and change in control benefits
To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives.

Retirement savings (401(k) plan)	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide standard protection with regard to health, dental, life and disability risks as part of a market-competitive compensation package.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Our compensation decisions for the named executive officers in 2014, including each of the key elements of our executive compensation program, are discussed in detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Compensation Consultant

In 2012, the Compensation Committee retained Semler Brossy as its compensation consultant to help determine compensation for certain positions in the Company including the Chief Executive Officer and Chief Financial Officer. Semler Brossy also assisted the Compensation Committee on compensation-related items including pay amounts, design of the annual cash incentive compensation program, design of the long-term incentive compensation program and renewal of the Chief Executive Officer’s employment agreement. The Compensation Committee did not make any significant changes to the compensation plans of the named executive officers in 2013 or 2014, and therefore did not engage a compensation consultant in 2014, but is intending to engage Semler Brossy or similar consultant in 2015 for a review of the compensation-related items mentioned above.

Compensation Philosophy

The Company seeks to attract, motivate and retain key talent needed to enable On Assignment to operate successfully in a competitive environment. The Company’s fundamental policy is to offer On Assignment’s named executive officers competitive and fair compensation opportunities based upon their relevant experience, their individual performance and the overall financial performance of On Assignment in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that the compensation program for the executive officers is instrumental in the Company’s performance.

The Compensation Committee oversees the executive compensation program and determines compensation for the Company’s executive officers. The Compensation Committee recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives, and has done so with each of its named executive officers. Through these agreements, On Assignment seeks to further motivate such individuals or retain their services as well as to secure confidentiality and non-solicitation obligations from such executives, applicable both during and after their employment. These compensatory agreements include executive employment agreements and severance arrangements.

In exercising discretion to determine compensation, the Compensation Committee carefully considers the experience, responsibilities and performance of each executive officer and the Company’s overall financial performance. In determining appropriate compensation for our executives, the Compensation Committee considers numerous factors including, but not limited to: rewarding results which are beneficial for the stockholders, competitive compensation, balancing cash and equity payments, recognizing external effects on our business, retention of our executive officers, skills of the executive officers, the Company’s business and growth strategy, and the overall reasonableness of compensation in the experience of our Compensation Committee members.
In 2012, the Compensation Committee, with the assistance of Semler Brossy, considered the compensation of executive officers of competitor companies when considering the compensation of the Chief Executive Officer and Chief Financial Officer. In its analysis, Semler Brossy utilized a peer group of 20 professional services companies to establish the compensation for the Chief Executive Officer and Chief Financial Officer, including related industry peers, primarily in the staffing and consulting services area and were generally within one-third to three times On Assignment’s revenue. The following companies were included in the peer group: AMN Healthcare, Inc., CACI International Inc., CDI Corporation, Ciber Inc., Cross Country Healthcare, Inc., FTI Consulting, Inc., Heidrick & Struggles International, Inc., Hudson Global, Inc., Huron Consulting Group Inc., iGATE Corporation, Insperity, Inc., Kforce Inc., Korn/Ferry International, Mednax, Inc., Navigant Consulting, Inc., The Resource Connection, Inc., Robert Half International Inc., Team Health Holdings, Inc., TrueBlue, Inc., and Unisys Corporation. We expect that this information and comparable peer group will be reviewed and updated in 2015 with the review by the Compensation Committee of the Company’s executive compensation plans.
The Compensation Committee considers the Chief Executive Officer’s reviews and assessments of the performance of the other executive officers in its compensation decisions. The Compensation Committee works closely with the Chief Executive Officer in setting compensation for the executive officers (other than the Chief Executive Officer), giving weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of their performance.
The Compensation Committee strives to achieve a balance between cash and equity compensation as well as long-term and short-term incentive compensation which aligns with our stockholders’ interests, but the Compensation Committee does not employ any formal method for allocating between cash and equity awards or between long-term and short-term incentives. Instead, the Compensation Committee balances various goals, longer-term performance objectives and vesting conditions on an individualized basis.

A fundamental objective of the Compensation Committee is to make a substantial portion of each executive officer’s compensation contingent upon On Assignment’s performance as well as upon his or her own individual level of performance such that each executive officer is compensated for results. The Compensation Committee furthers this objective through an annual performance-based incentive compensation program using multi-year, long-term incentive awards subject to achievement of specified goals tied to business criteria, including periodic equity grants with performance-based vesting components. The Compensation Committee strives to align the remuneration potential for the executive officers with stockholder interests through the use of equity awards. The mechanics and performance criteria for annual incentive awards and long-term incentive awards are discussed in greater detail below.

With respect to our named executive officers, in 2014, the Compensation Committee linked a substantial portion of the executive’s total compensation to the performance of the Company or division over which the executive has responsibility (as applicable), quantified by the following measurements (which apply differently to different executives, as described in more detail below): (i) EBITDA, which is earnings before interest, taxes, depreciation and amortization; (ii) EBITDA adjusted for the purposes of incentive compensation targets, but excluding gains, losses or expenses associated with unusual items which include restructurings, discontinued operations, force majeure, litigation, judgments and settlements, changes in tax laws or accounting principles, severance, equity-based compensation expense, one-

time gains or losses from disposal or sale of assets and impairment of goodwill or other identifiable intangible assets) (“Adjusted EBITDA”); (iii) Adjusted EBITDA per share; and (iv) Adjusted EBITDA/branch contribution. Adjusted EBITDA/branch contribution is specific to the leaders of our divisions, and “branch contribution” is calculated by taking branch gross profit less branch operating expenses, but excluding gains, losses or expenses associated with the unusual items addressed in the Adjusted EBITDA definition. A calculation of Adjusted EBITDA is included in Annex A.

The Compensation Committee believes this structure is appropriate because senior executives’ efforts and business judgment significantly impact the performance of the Company and the Company’s stock price, and these metrics qualify that impact. Our executive officers receive annual cash incentive compensation opportunities with attainment targets set each year by the Compensation Committee, based on percentages of their annual salary depending upon the scope of the executive’s responsibilities. Additionally, our executive officers receive RSU equity grants, the size of which increase as the executive’s level of responsibility and impact on overall Company performance increases. The value of the equity grants are tied to the value of On Assignment’s common stock, with vesting schedules that are based on the passage of time and/or upon the attainment of performance-based goals established by the Compensation Committee. We believe that linking equity awards to continued service and/or performance-based vesting conditions provides desirable retention and performance incentives. Further to these objectives, in our annual grant to executive officers in January 2015, we did not grant any RSUs that vested based solely on the passage of time, and instead based vesting of these awards entirely upon the achievement of performance-based goals established by the Compensation Committee.

The Compensation Committee believes the use of both annual and long-term incentive awards encourages the executive officers to balance and manage short-term returns against long-term Company goals and investments in future opportunities. Annual incentive awards are generally cash awards intended to reward the executive for achieving growth in one or more designated business unit level or consolidated performance metrics. Multi-year, long-term incentive awards are typically equity awards, with vesting triggered by the passage of time and/or by the attainment of designated levels of Company or division financial performance. The Compensation Committee may, in its discretion, reduce the amount of certain awards otherwise payable in connection with an incentive program if the Compensation Committee determines that the assumptions applied when setting the goals ultimately prove invalid, unanticipated factors not tied to executive performance results in the attainment of the targets, or the Compensation Committee determines that other considerations dictate that the award should be reduced. Awards to individuals who are “covered employees” under Internal Revenue Code (the “Code”) Section 162(m) (discussed below) or who the Compensation Committee believes may be covered in the future, may be structured in a manner intended to constitute “qualified performance-based compensation” under Code Section 162(m) in order to preserve the deductibility of the awards.

The key factors considered in establishing the components of each executive officer’s compensation package for 2014 are summarized below.

Say-on-Pay

We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). At our 2014 annual stockholder’s meeting held on June 19, 2014, over 90 percent of the votes cast on the say-on-pay proposal at that meeting affirmatively voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of the compensation program, objectives and policies for our named executive officers, and did not change the approach in 2014. The Company submits compensation for executive officers for advisory vote on an annual basis, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Compensation Program Elements

The key elements of executive compensation are:

• base salary;
• performance-based cash incentive compensation;
• long-term equity-based incentive awards, which include time vesting and performance-based vesting grants; and
• perquisites and participation in Company-sponsored employee benefit plans.
The discussion that follows summarizes key features and the purpose of the elements of the 2014 executive compensation program for the Company.

Base Salary

One component of our compensation package is an annual salary commensurate with each executive officer’s experience, scope of responsibility, skill in executing those responsibilities and overall value to the organization. The Compensation Committee considers the following factors in determining the base salary for each named executive officer:

• individual performance as measured by the success of the executive officer’s business division or area of responsibility;
• competitiveness with salary levels of similarly-sized companies evaluated through informal salary surveys and internal compensation parity standards;
• the range of the Company’s other executive officer salaries and annual salary increases awarded to the Company’s other executive officers;
• the performance of the Company and the overall economic climate;
• whether the base salary equitably compensates the executive for the competent execution of his duties and responsibilities;
• the executive officer’s experience; and
• the anticipated impact of the executive officer’s business division or area of responsibility.

The amount and timing of any increase in base compensation depends upon, among other things, overall economic conditions, the performance of the Company and the executive officer’s business unit (if applicable), the individual’s performance, internal compensation parity and the time interval and any responsibilities assumed since the last salary increase. While the Compensation Committee allocates a competitive base salary for each executive, base salary is only a portion of the overall compensation program. Executive officers’ performance, including over-achievement, is generally rewarded through incentive programs, rather than base salary.

In determining whether or not to apply a salary increase for the named executive officers in 2014, the Compensation Committee evaluated the overall value of each executive officer’s compensation and equity, the timing of the executive officer’s last salary increase, the performance of the Company and the division over which the executive has responsibility (if applicable), the percentage of executive compensation compared to the Company’s overall expenses, the performance of the staffing industry, the Company’s need to invest in new headcount and the overall economic climate. The Compensation Committee approved a five percent merit increase to base pay for each of the named executive officers with the exception of Mr. Hanson, who received a 10 percent increase due to his expanded responsibilities overseeing our Lab Support division. The increases were effective January 1, 2014.

 Annual Cash Incentive Compensation

Executive officers, including our named executive officers, are eligible for annual incentive compensation payable in cash and tied to achievement of performance goals, which typically include components related to profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. By focusing on profitability measures, the Compensation Committee attempts to relate annual cash incentive compensation to performance measures that demonstrate appropriate growth and contribute to overall shareholder value. Within the first 90 days of each fiscal year, the Compensation Committee typically establishes annual performance targets and corresponding incentive compensation, which annual incentive compensation is typically calculated as a percentage of the individual’s base salary, with higher level executives eligible for higher target percentages. The Compensation Committee followed this procedure for 2014 annual incentive compensation, setting maximum bonus opportunities at 180 percent of annual base salary for Mr. Dameris and 105 percent of annual base salary for the other named executive officers, assigned according to the rank and the scope of responsibilities of the executive and provisions in the executive employment agreements.

For our named executive officers, over half of their annual cash compensation package is attached to attainment of their respective cash incentive compensation program targets. The Compensation Committee believes this arrangement appropriately links the executives’ remuneration to the performance of the Company and the benefits derived by the stockholders. The targets are based on full-year performance measures and are, therefore, determined at a time when attainment is substantially uncertain. This incentive bonus consists of two components established by the Compensation Committee:  a “Tier 1 bonus” for the achievement of set objectives, and a “Tier 2 bonus” based on extraordinary performance surpassing those objectives, paid incrementally up to a pre-set level. The Tier 1 bonus and Tier 2 bonus together make up the executive officer’s maximum annual cash incentive bonus opportunity. Structuring the annual incentive compensation in this manner upholds On Assignment’s philosophy of paying for performance. The Tier 1 bonus component is designed to be achievable based upon highly competent management performance on the executive’s part, assuming certain economic conditions and other circumstances at the time the goal was established. The Tier 2 bonus component is designed to be difficult to achieve under those circumstances and to reward truly exceptional performance.

In 2014, the Compensation Committee established the cash incentive compensation percentages based on provisions in each named executive officer’s employment agreement, historical cash incentive compensation amounts and the same general factors that the Compensation Committee considered for annual base salary. The performance goals were set by the Compensation Committee after consultation with the Chief Executive Officer (with respect to executive officers other than himself) and represent a percentage attainment of the amount forecasted by the Company or a division of the Company for the fiscal year as set forth in the 2014 Board-approved budget. In 2014, for purposes of setting named executive officer annual cash incentive bonus targets, the Compensation Committee determined that growth and success in the areas of EBITDA, Adjusted EBITDA, and Adjusted EBITDA/branch contribution would indicate growth and success for the Company. The Compensation Committee believes that the Company’s success in these areas best represents the measures used by our stockholders to assess our Company’s value. As described under “Compensation Philosophy” above, Adjusted EBITDA for the purposes of incentive compensation targets is earnings before interest, taxes, depreciation and amortization but excluding gains losses or expenses associated with unusual items, and “branch contribution” is calculated by taking branch gross profit less branch operating expenses, but excluding gains, losses or expenses associated with unusual items.

For 2014, the cash incentive compensation component and amount attained for each named executive officer is set forth below.

Chief Executive Officer.  For 2014, Mr. Dameris’ maximum cash incentive compensation amount was set at 180 percent of his base salary, as provided in his employment agreement entered into with the Company on December 13, 2012 (the "Dameris Employment Agreement"), and Mr. Dameris earned a cash incentive bonus equal to $1,415,571 out of a maximum possible $1,512,000. The performance targets applicable to the 2014 bonus for Mr. Dameris set by the Compensation Committee, and the amounts earned, are noted below.

Tier 1.  For 2014, Mr. Dameris was eligible to earn his Tier 1 cash incentive bonus equal to 90 percent of his annual base salary upon the Company’s attainment of the following targets during 2014:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $196,885,600 of Adjusted EBITDA	$207,290,785	$756,000	$756,000

Tier 2.  Mr. Dameris was eligible to earn his Tier 2 cash incentive bonus of up to 90 percent of his annual base salary upon the Company’s attainment of the following targets during 2014:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $196,885,600 to $208,813,830 (sliding linear scale) of Adjusted EBITDA	$207,290,785	$756,000	$659,471
	Tier 1 plus Tier 2 Total		$1,512,000	$1,415,471

Chief Financial Officer.  For 2014, Mr. Pierce’s maximum cash incentive compensation target was set at 105 percent of his base salary, and Mr. Pierce earned a cash incentive bonus equal to $483,029 out of a maximum possible $515,970. The performance targets applicable to the 2014 bonus for Mr. Pierce set by the Compensation Committee after consultation with Mr. Dameris, and the amounts earned, are noted below.

Tier 1.  Mr. Pierce was eligible to earn his Tier 1 cash incentive bonus equal to 52.5 percent of his annual base salary upon the Company’s attainment of the following targets during 2014:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $196,885,600 of Adjusted EBITDA	$207,290,785	$257,985	$257,985

Tier 2.  Mr. Pierce was eligible to earn his Tier 2 cash incentive bonus up to 52.5 percent of his annual base salary upon the Company’s attainment of the following targets for 2014:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $196,885,600 to $208,813,830 (sliding linear scale) of Adjusted EBITDA	$207,290,785	$257,985	$225,044
	Tier 1 plus Tier 2 Total		$515,970	$483,029

Chief Operating Officer and President of Oxford.  For 2014, Mr. McGowan’s maximum cash incentive compensation target was set at 105 percent of his base salary. He earned a cash incentive bonus equal to $332,755 out of a maximum possible $630,630. The performance targets applicable to the 2014 cash incentive bonus for Mr. McGowan were set by the Compensation Committee after consultation with Mr. Dameris, and the amounts earned, are noted below.

Tier 1.  For 2014, Mr. McGowan was eligible to earn a Tier 1 cash incentive bonus up to 52.5 percent of his annual base salary contingent upon attainment of the following targets during 2014 by the Company and the subsidiaries and divisions that he was directly responsible for (Oxford, CyberCoders, Inc. (“CyberCoders”) and Vista Staffing Solutions, Inc. (“Vista”)):

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
35%	Company achieves $196,885,600 of Adjusted EBITDA	$207,290,785	$110,360	$110,360
35%	Oxford achieves $62,453,950 of Adjusted EBITDA	$54,585,276	$110,360	$-
20%	CyberCoders achieves $15,684,500 of Adjusted EBITDA	$17,331,947	$63,063	$63,063
10%	Vista achieves $14,267,850 of Adjusted EBITDA	$13,159,225	$31,532	$-

Tier 2.  Mr. McGowan was eligible to earn a Tier 2 cash incentive bonus up to 52.5 percent of his annual base salary contingent upon attainment of the following targets during 2014 by the Company and the subsidiaries and divisions that he was directly responsible for (Oxford, CyberCoders and Vista):

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
35%	Company achieves $196,885,600 to $208,813,830 (sliding linear scale) of Adjusted EBITDA	$207,290,785	$110,360	$96,269
35%	Oxford achieves $62,453,950 to $66,398,410 (sliding linear scale) of Adjusted EBITDA	$54,585,276	$110,360	$-
20%	CyberCoders achieves $15,684,500 to $16,675,100 (sliding linear scale) of Adjusted EBITDA	$17,331,947	$63,063	$63,063
10%	Vista achieves $14,267,850 of Adjusted EBITDA	$13,159,225	$31,532	$-
	Tier 1 plus Tier 2 Total		$630,630	$332,755

President, Apex Systems, and Chief Financial Officer, Apex Systems. For 2014, the maximum cash incentive compensation target for Messrs. Blazer and Hanson was set at 105 percent of their base salary. Mr. Blazer earned $676,678 out of a maximum possible $716,625 of his 2014 cash incentive bonus. Mr. Hanson earned $436,246 out of a maximum possible $462,000 of his 2014 cash incentive bonus. The targets and achievement of the cash incentive bonuses for Messrs. Blazer and Hanson for 2014 performance are set forth below.

Tier 1.  Messrs. Blazer and Hanson were eligible to earn Tier 1 cash incentive bonuses up to 52.5 percent of their annual base salary contingent upon attainment of the following targets during 2014 by the Company, Apex Systems and our Life Sciences U.S. division:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Blazer Incentive Opportunity	Blazer Incentive Amount Earned	Maximum Hanson Incentive Opportunity	Hanson Incentive Amount Earned
15%	Company achieves $196,885,600 of Adjusted EBITDA	$207,290,785	$53,747	$53,747	$34,650	$34,650
70%	Apex Systems achieves $104,725,150 of Adjusted EBITDA	$117,967,260	$250,819	$250,819	$161,700	$161,700
15%	Life Sciences U.S. branch contribution of $21,436,750	$21,957,233	$53,747	$53,747	$34,650	$34,650

Tier 2.  Messrs. Blazer and Hanson were eligible to earn Tier 2 cash incentive bonuses up to 52.5 percent of their annual base salary contingent upon attainment of the following targets during 2014 by the Company, Apex Systems and our Life Sciences U.S. division:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Blazer Incentive Opportunity	Blazer Incentive Amount Earned	Maximum Hanson Incentive Opportunity	Hanson Incentive Amount Earned
15%	Company achieves $196,885,600 to $208,813,830 (sliding linear scale) of Adjusted EBITDA	$207,290,785	$53,747	$46,884	$34,650	$30,226
70%	Apex Systems achieves $104,725,150 to $111,339,370 (sliding linear scale) of Adjusted EBITDA	$117,967,260	$250,819	$250,819	$161,700	$161,700
15%	Life Sciences U.S. branch contribution of $21,436,750 to $22,790,650 (sliding linear scale)	$21,957,233	$53,746	$20,662	$34,650	$13,320
	Tier 1 plus Tier 2 Total		$716,625	$676,678	$462,000	$436,246

Annual Equity Incentive Compensation

The Compensation Committee periodically approves grants of stock options and/or restricted stock units to On Assignment’s executive officers, including its named executive officers. These grants are designed to balance the comparatively short-term goals of the annual cash incentive compensation bonuses with long-term stock price performance, to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage their responsibilities from the perspective of an owner with an equity stake in the business. In addition, On Assignment believes that granting equity awards with long vesting periods creates a retention incentive and encourages the executive officers to focus on the Company’s long-term business objectives and long-term stock price performance.

In 2014, the Company continued to rely on long-term equity awards in the form of RSUs to ensure a strong connection between the executive compensation program and the long-term interests of the Company’s stockholders. RSUs enable the Company to confer value in excess of simple future appreciation, providing a valuable incentive in a sometimes volatile market. Accordingly, the Company believes that RSUs are an effective compensation element for attracting executives and promoting their long-term commitment to the Company. The Compensation Committee prefers RSUs to stock options because, unlike stock options, RSUs are not at risk of having an exercise price which is greater than the market price of the underlying shares during the vesting period and thereby failing in their fundamental purpose of providing an incentive to the executives to remain employed with the Company and focus efforts on achieving the performance targets necessary for vesting.

RSU grants may condition the vesting of some percentage of the award upon achievement of defined performance criteria within a specific timeframe. The Compensation Committee believes that conditioning some of the vesting of RSU awards on the attainment of performance objectives is appropriate. This type of award creates an incentive for the executive to attain the designated performance criteria for vesting purposes, as well as to execute business plans that increase the overall fair market value of our common stock and align the executives’ interests with the Company’s stockholders.

The size of the RSU grant is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the executive’s seniority and ability to impact our stock price. In determining the size of the award or grant, the Compensation Committee also considers the executive officer’s annual salary and annual cash incentive compensation opportunity. Equity awards also take into account the scope and business impact of the executive’s position, the individual’s potential to assume future duties and responsibility on behalf of On Assignment over the vesting schedule and/or option term, the executive’s individual performance in recent periods, and the executive’s current holdings of On Assignment stock and options received through previous equity grants as well as the equity plan’s individual award limits, quality of service to the Company, experience of the officer, the then-current fair market value of the Company’s common stock, and the overall equity awarded to each executive officer. The Compensation Committee feels that taking all of these factors into consideration enhances our ability to provide meaningful, appropriate and balanced incentives.

Long-term equity incentive compensation, structured in a way that aligns compensation of the executive officers with interests of our stockholders, comprised a significant portion of our named executive officers’ total 2014 compensation. The Compensation Committee granted Mr. Dameris, our President and Chief Executive Officer, equity awards in 2014 in accordance with the terms of his employment agreement. Pursuant to the Dameris Employment Agreement, Mr. Dameris’ 2014 equity awards have multi-year time-vesting schedules and are further conditioned on performance-vesting requirements linked to the attainment of specified goals related to Adjusted EBITDA. The Compensation Committee believes that a multi-year vesting schedule encourages Mr. Dameris’ continuation in service with the Company through those vesting dates. In addition, the Compensation Committee believes that Mr. Dameris’ RSU grants provide Mr. Dameris with incentive to focus on increasing the long-term value of the Company as measured by the Company’s Adjusted EBITDA, as adjusted for certain determinations. The use of Adjusted EBITDA targets encourages Mr. Dameris to focus on producing financial results that align with the interests of the stockholders. In addition, one of Mr. Dameris’ 2014 equity awards is based on the attainment of Adjusted EBITDA per share during the 12-month performance period, which encourages Mr. Dameris to strive for quality stock performance of the Company which benefits our stockholders.

The Compensation Committee similarly strived to align the remuneration potential for the other executive officers with stockholder interests through the use of RSU equity awards during 2014. Equity awards for Messrs. Pierce, McGowan, Blazer and Hanson included a multi-year time-vesting portion and a portion which vests based on the achievement of Adjusted EBITDA performance targets set by the Company. Consistent with its overall compensation philosophy, the Compensation Committee believes that the time-vesting portion of the RSU grants rewards the executive officers for exercising business judgment that maximizes the trading price of the Company’s common stock over a multi-year period. The Compensation Committee believes the performance-vesting portion of the RSU grant encourages the executives to strive for superior Adjusted EBITDA results, which is an important measurement of the Company’s success for the stockholders. The Compensation Committee believes strongly in this benefit, and to such effect, the annual grant to executive officers in January 2015 did not include any RSUs that vested solely on the passage of time, and instead based vesting of these awards entirely upon the achievement of performance-based goals established by the Compensation Committee.

The 2014 long-term equity incentive compensation granted to each named executive officer is set forth below.

Chief Executive Officer.  Mr. Dameris was entitled to receive the following equity incentive compensation opportunities in 2014:
(i)On January 2, 2014, pursuant to the Dameris Employment Agreement, Mr. Dameris was granted an RSU award having a value of $800,000 (a “Tranche A award”). This award vested on January 4, 2015 and was subject to continued employment and the Company attaining positive EBITDA in 2014 which was achieved. Mr. Dameris received 23,255 shares on February 13, 2015 when the Compensation Committee certified achievement of the performance target.

(ii)On January 2, 2014, pursuant to the Dameris Employment Agreement, Mr. Dameris was granted 91,569 performance-based RSUs (a “Tranche B award”), and the performance targets were set on March 26, 2014. The RSUs were eligible to performance-vest based on the Company’s attainment of a threshold Adjusted EBITDA target over the one-year period ending on December 31, 2014, and meeting various target amounts above the threshold. The earned portion of the award vests and becomes payable in three equal components on January 4, 2015, January 4, 2016 and January 4, 2017, subject to continued employment. The Compensation Committee set the applicable targets and their weighting and determination as follows:

% of RSU Award	Performance Target	Maximum Number of Shares to be Earned	Number of Shares Actually Earned
10%	Company achieves minimum of $165,798,400 of Adjusted EBITDA	9,157	9,157
40%	Company achieves $165,798,400 to $186,523,200 (sliding linear scale) of Adjusted EBITDA	36,628	36,628
16.7%	Company achieves $186,523,200 to $207,248,000 (sliding linear scale) of Adjusted EBITDA	15,262	15,262
33.3%	Company achieves $207,248,000 to $208,813,830 (sliding linear scale) of Adjusted EBITDA	30,522	834

The Company achieved $207,290,785 in Adjusted EBITDA in 2014 and therefore Mr. Dameris earned the performance objective for a total of 61,881 shares related to this RSU grant when the Compensation Committee certified achievement of the performance target, and 20,627 of the shares were vested and paid out upon certification of performance, with the remaining shares to vest and be paid out equally on January 4, 2016 and January 4, 2017, subject to continued employment.

(iii) On January 2, 2014, pursuant to the Dameris Employment Agreement, Mr. Dameris was granted an RSU award with a fair market value of up to $500,000 (an “Additional Grant”), determined on the applicable date of settlement. Pursuant to the grant terms, Mr. Dameris was eligible to receive a linear pro rata portion of each grant based on percentage attainment of the target after a minimum threshold was met. On March 26, 2014, the Compensation Committee set the performance targets for the Additional Grant, and the minimum threshold target was determined to be achievement by the Company of Adjusted EBITDA per share of $3.81 during the 12-month performance period ending December 31, 2014. Mr. Dameris vested in 80 percent of the Additional Grant upon achievement of the minimum threshold target. The remaining 20 percent of the target was achievable upon the Company attaining Adjusted EBITDA per share of the Company’s common stock of $3.81 to $4.19. The Company achieved $3.88 in Adjusted EBITDA per share, and therefore Mr. Dameris vested in $459,078 of the Additional Grant. The Dameris Employment Agreement provides that to the extent that the performance targets are achieved, the Additional Grant was payable as soon as practicable after February 1, 2015, and Mr. Dameris received 12,180 shares on February 13, 2015 when the Compensation Committee certified achievement of the performance target.

Other Executive Officers.

Messrs. Pierce and McGowan. On January 2, 2014, Messrs. Pierce and McGowan received a grant of 12,790 and 14,534 RSUs, respectively, 60 percent of which time vest in three equal, annual installments on January 2, 2015, January 2, 2016 and January 2, 2017, subject to continued employment. The remaining 40 percent of each RSU award is performance-based, vesting in three equal, annual installments subject to attainment of performance targets established by the Compensation Committee for 2014, 2015 and 2016, respectively, and subject to continued employment (the “Performance-Vesting Grants”). On March 26, 2014, the Compensation Committee established the following targets for performance-vesting grants for Messrs. Pierce and McGowan for fiscal year 2014: 50 percent based on the Company achieving $176,160,800 of Adjusted EBITDA in 2014, and up to an additional 50 percent vested on a linear basis incrementally for Company achievement of Adjusted EBITDA greater than $176,160,800 up to a maximum of $217,610,400 in 2014. According to the terms of the grant, if the performance goal was not attained in full, the portion of the 2014 Performance-Vesting Grants which did not become earned rolls forward to become part of the 2015 Performance-Vesting Grants scheduled to vest in January 2016 contingent upon attainment of the applicable target for 2015. The Company achieved $207,290,785 in Adjusted EBITDA in 2014 so Messrs. Pierce and McGowan earned 87.6 percent of their 2014 Performance-Vesting Grants, and 12.4 percent of the RSUs from the 2014 Performance-Vesting Grants rolled forward to become part of the 2015 Performance-Vesting Grant.

Messrs. Blazer and Mr. Hanson. On May 15, 2014, each of Messrs. Blazer and Hanson received a grant of 12,539 RSUs, and Mr. Blazer received an additional grant of 7,317 RSUs on June 16, 2014. For each of these grants, 60 percent vest in three equal, annual installments on May 15, 2015, May 15, 2016 and May 15, 2017, subject to continued employment. The remaining 40 percent of each RSU award is performance-based, vesting in three equal, annual installments on May 15, 2015, May 15, 2016 and May 15, 2017, subject to attainment of performance targets established by the Compensation Committee for 2014, 2015 and 2016, respectively, and subject to continued employment. The Compensation Committee established the following targets for the Performance-Vesting Grants granted to Messrs. Blazer and Hanson for fiscal year 2014: 50 percent based on the Company achieving $176,160,800 of Adjusted EBITDA in 2014, and up to an additional 50 percent on a linear basis incrementally for Company achievement of Adjusted EBITDA greater than $176,160,800 up to a maximum of $217,610,400 in 2014. According to the terms of the grant, if the performance goal was not attained in full, the portion of the 2014 Performance-Vesting Grants which did not become earned would have rolled forward to become part of the 2015 Apex Systems Performance-Vesting Grants scheduled to vest in January 2016 contingent upon attainment of the applicable target for 2015. The Company achieved $207,290,785 in Adjusted EBITDA in 2014, and therefore Messrs. Blazer and Hanson earned 87.6 percent of their 2014 Performance-Vesting Grants, and 12.4 percent of the RSUs from the 2014 Performance-Vesting Grants rolled forward to become part of the 2015 Performance-Vesting Grants.

Company-Sponsored Health and Welfare Benefits. Our executives and their legal dependents are eligible to participate in Company sponsored health and welfare plans. These benefits are designed to be competitive with overall market practices and to attract and retain employees with the skills and experience needed to promote On Assignment’s goals. The Compensation Committee believes that providing this coverage opportunity and enabling payment of the employee portion of such coverage costs through payroll deductions encourages our executives and their legal dependents to avail themselves of appropriate medical, dental and other health care services, as necessary, to help ensure our executives’ continued ability to contribute their efforts towards achieving On Assignment’s growth, profitability and other goals.

401(k) Plan. On Assignment offers tax-qualified 401(k) plans to its U.S. employees. Some of our executives and other employees are not eligible to fully participate up to the maximum contribution levels permitted by the Code in the applicable On Assignment 401(k) plan as a result of their status as “highly compensated” employees under the Code.
Severance and Change in Control Benefits. Each of our named executive officers is party to an employment agreement that provides for severance upon a qualifying termination of employment. Additionally, pursuant to the Executive Change of Control

Agreements that the Company entered into with Messrs. Dameris and Pierce as well as the On Assignment Change in Control Severance Plan, as amended and restated on June 21, 2013 (the “CIC Severance Plan”) in which our other named executive officers participate, On Assignment provides for cash severance and other benefits in the event the executive is terminated under certain defined circumstances following a change in control of our Company. We feel that these severance triggers and levels (described in more detail below) are appropriate to ensure our executive officers’ financial security, commensurate with their positions, in order to permit them to stay focused on their duties and responsibilities and promote the best interests of On Assignment in all circumstances.

Pursuant to the Executive Change of Control Agreements with Messrs. Dameris and Pierce, immediately prior to a change in control (as defined in the agreements), all unvested equity awards then held by the executive will become fully vested and exercisable subject, in Mr. Dameris’ case, to exceptions with respect to certain equity awards granted under his employment agreement. Under Mr. Dameris’ Change of Control Agreement, in the event it is determined that any payment arising under the agreement would be subject to the excise tax imposed by Code Section 4999, then Mr. Dameris shall be entitled to receive an additional payment in an amount equal to the excise tax imposed upon the payments. Mr. Pierce’s Change of Control Agreement provides for a “best pay cap” reduction for any excess parachute payments under Code Section 280G unless he would receive a greater benefit without the reduction and after paying the related excise tax. The Compensation Committee believes that the change in control arrangements serve to minimize any distraction to the executive officer resulting from a potential change in the control of the Company and decrease the risk that these individuals would leave On Assignment when a transaction was imminent which would reduce the value of On Assignment to a prospective buyer, or to the stockholders in the event the transaction failed to close. Structuring the change in control severance benefits as primarily “double-trigger” (becoming payable only upon qualifying termination following the change in control) appropriately serves these goals yet avoids bestowing a windfall on the executive officer in the event he is not involuntarily terminated following such an event. The Compensation Committee believes use of the “single-trigger” accelerated vesting of unvested equity awards held by Messrs. Dameris and Pierce (which occurs immediately prior to a change in control regardless of whether the executive is involuntarily terminated upon or following the transaction), properly acknowledges the direct link between the executive’s leadership of the Company and the value of the equity and recognizes that the link is greatly attenuated after a change in control, regardless of the executive’s actual employment status following the change in control. The single-trigger arrangement permits Messrs. Dameris and Pierce to receive the benefit of an increase in the fair market value of the equity resulting from their efforts to consummate a transaction approved by our stockholders. The executive severance and change in control arrangements are further described under the heading “Employment Agreements” and “Payments upon Termination or Change in Control” below.

Perquisites. On Assignment also makes reasonable perquisites available to its executive officers, which may include a monthly automobile allowance, payment or reimbursement of actual expenses incurred by the executive officer in connection with an annual physical examination (subject to specific limits) and/or payment or reimbursement of actual expenses incurred for tax preparation and financial planning services (again, not to exceed specific limits). The Compensation Committee acknowledges the considerable time and focus demanded of our executive officers by their work duties as well as their role as “ambassadors” of On Assignment and authorizes these benefits in order to limit the impact and distraction of attending to these personal responsibilities. Additionally, the Compensation Committee believes the executives perceive these perquisites to be valuable and therefore helpful in attracting and retaining qualified leaders.

Tax Provisions and Accounting Consequences. The Compensation Committee considers the anticipated tax consequences to us and our executive officers when reviewing our compensation programs, as the deductibility of some types of compensation payments or the amount of tax imposed on the payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. The Compensation Committee considers the requirements of Code Sections 409A and 162(m) when structuring the executive compensation packages. Code Section 162(m) limits the tax deductibility to the Company of annual compensation in excess of $1,000,000 that is paid to our Chief Executive Officer, and our three other most highly compensated executive officers (other than the Chief Financial Officer). However, certain performance-based compensation is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals that are based on stockholder-approved performance criteria and the committee that establishes and certifies such goals consists only of “outside directors.” Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and/or paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes, and interest on their vested compensation under such plans. Changes in applicable tax laws and regulations, the increase in our stock price, and other factors beyond the Compensation Committee’s control can affect the deductibility of compensation. While the Compensation Committee endeavors to minimize deductibility limitations for the Company, the Compensation Committee may, in appropriate circumstances, authorize payments that may become subject to these limitations in order to properly incentivize an executive officer.

Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20 percent tax penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our executive officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Code Section 280G. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Code Section 280G and the imposition of excise taxes under Code Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. With respect to Mr. Dameris, the Compensation Committee has provided for tax gross-up payments to alleviate the impact of Section 4999 and, with respect to Mr. Pierce, the Compensation Committee has provided for a best pay cap reduction for excess parachute payments under Code Section 280G unless he would otherwise receive a greater after-tax benefit without the reduction and after paying the related taxes (including the excise tax). The Compensation Committee believes these payments are appropriate to properly incentivize and motivate these executives in the event of a potential transaction. With respect to severance payments that would be made to the other named executive officers under the CIC Severance Plan, such payments would be reduced if necessary to avoid any excise tax that may be imposed.
The Compensation Committee also regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. In particular, ASC Topic 718 (formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our awards with our overall executive compensation philosophy and objectives.
 While the tax or accounting impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The Compensation Committee may award compensation which is not fully deductible to our executive officers if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Compensation Committee Report
Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.
The Compensation Committee of On Assignment, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee of the Board of Directors
Jonathan S. Holman (Chairman)
Senator William E. Brock
Jeremy M. Jones
Arshad Matin

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers for services rendered in all capacities to On Assignment for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non- Equity Incentive Plan Comp (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Peter T. Dameris	2014	$839,692	—	$3,306,450	—	$1,415,471	—	$414	$5,562,027
President and Chief Executive Officer	2013	799,615	—	4,150,004	—	1,440,000	—	674	6,390,293
	2012	724,433	—	2,932,944	—	840,000	32,807	10,037	4,540,221

Edward L. Pierce	2014	497,105	—	399,073	—	483,029	—	571	1,379,778
Executive Vice President and Chief Financial Officer	2013	455,885	—	323,687	—	456,000	—	149,021	1,384,593
	2012	147,115	—	146,658	784,275	150,000	—	292	1,228,340

Michael J. McGowan	2014	600,050	—	671,869	—	332,755	—	14,392	1,619,066
Chief Operating Officer and President, Oxford	2013	570,917	—	641,287	—	562,833	—	19,958	1,794,995
	2012	479,404	—	645,037	—	483,702	—	11,210	1,619,353

Randolph C. Blazer	2014	681,875	—	745,813	—	676,678	—	23,077	2,127,443
President, Apex Systems (1)	2013	650,000	—	543,030	—	650,000	—	21,017	1,864,047
	2012	387,500	300,000	391,516	—	387,500	—	4,772	1,471,288

Theodore S. Hanson	2014	439,231	—	555,159	—	436,246	—	26,480	1,457,116
Chief Financial Officer, Apex and President, Lab Support division (1)	2013	400,000	—	513,005	—	400,000	—	19,260	1,332,265
	2012	238,462	300,000	391,516	—	372,844	—	10,981	1,313,803

(1)	Compensation for Messrs. Blazer and Hanson for 2012 reflects only compensation received from the date of acquisition of Apex Systems, May 15, 2012, through the end of the year.
(2)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock-based awards are included in Note 13 to the consolidated financial statements for the year ended December 31, 2014 included in our Annual Report and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Annual Report. With respect to the performance-based RSUs, the fair value included in the amounts above is based on the probable outcome with respect to performance. For 2014, the maximum potential value of the performance-based RSUs granted to Messrs. Dameris, Pierce, McGowan, Blazer and Hanson was $4,587,661, $157,996, $371,814, $325,854 and $291,177, respectively.

(3)
All non-equity incentive plan compensation amounts were earned based on performance in the year reported and payable, by their terms, in the subsequent year, except for the 2012 amounts for Messrs. Dameris, Pierce and McGowan, which were paid in December 2012.

(4)
The Company had two deferred compensation plans in effect from 1998 and 2008. These plans were terminated in May 2011, with distributions being made according to the terms of the plans in June 2012 in compliance with applicable law.

(5)
The amounts set forth in the “All Other Compensation” column in 2014 for Messrs. Dameris and Pierce include life insurance premiums paid by On Assignment. Mr. McGowan’s 2014 amounts include $6,000 for auto allowance; $5,100 in 401(k) plan matching contributions; $792 for life insurance premiums paid by On Assignment; and $2,500 for reimbursement of tax preparation fees. Mr. Blazer’s 2014 amounts include $9,100 of 401(k) plan matching contributions; $6,000 in auto allowance; $1,500 in reimbursement of tax preparation fees; $1,811 for benefits provided at the Company's annual sales meeting; $3,983 in personal liability insurance premiums and $683 for a physical exam. Mr. Hanson’s 2014 amounts include $9,074 in 401(k) plan matching contributions; $6,000 in auto allowance; $2,500 in reimbursement of tax preparation fees; $1,455 in benefits provided at the Company's annual sales meeting; $1,500 for a physical exam; $1,823 for long-term disability; $146 for short-term disability, $3,983 in personal liability insurance premiums and $1,968 in short-term disability and accidental death and dismemberment insurance.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers in the year ended December 31, 2014. The Grant Date for purposes of stock grants with performance-vesting criteria in the table below is the date used for accounting purposes, which is the date the performance targets are determined.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Peter T. Dameris	1/2/2014				23,255			23,255			800,000
	3/26/2014				—	—	(3)	—	(3)		449,500	(3)
	3/26/2014				61,046			91,569			2,056,950
	3/26/2014	—	756,000	1,512,000

Edward L. Pierce	1/2/2014									7,674	263,986
	3/26/2014	—	257,985	515,970
	3/26/2014				2,187			4,373			135,087

Michael J. McGowan	1/2/2014									8,720	299,968
	3/26/2014	—	315,315	630,630
	3/26/2014				5,146			10,291			317,901

Randolph C. Blazer	3/26/2014	—	358,313	716,625
	5/15/2014									7,523	263,982
	5/15/2014				4,149			8,298			291,177
	6/16/2014									4,390	155,977
	6/16/2014				488			976			34,677

Theodore S. Hanson	3/26/2014	—	231,000	462,000
	5/15/2014									7,523	263,982
	5/15/2014				4,149			8,298			291,177

(1)
Executive annual incentive compensation is determined by the Compensation Committee of the Board. See “Executive Compensation Discussion and Analysis—Annual Incentive Compensation” for a general description of the criteria used in determining incentive compensation paid to our executive officers. Amounts shown in these columns represent each named executive officer’s cash incentive bonus opportunity for 2014. The “target” amount represents the bonus the named executive officer could receive if the applicable target performance goals were achieved. The “maximum” amount represents the named executive officer’s maximum bonus opportunity for truly exceptional performance.

(2)
Represents performance-based RSU awards granted to our named executive officers in 2014 under the 2010 Plan. The “Threshold” amount represents the minimum number of RSUs that could vest if the applicable performance goals are achieved at threshold levels. The “Maximum” amount represents the maximum number of RSUs that are available to vest. These grants vested on January 2, 2015 to the extent that the performance goals were achieved, with the exception of Messrs. Blazer and Hanson, whose grants will vest on May 15, 2015 subject to continued employment. Mr. Dameris’ performance targets were achieved in full for his January 2, 2014 Tranche A RSU award; 67.6 percent of his March 26, 2014 Tranche B RSU award performance targets were achieved; and 91.8 percent of his March 26, 2014 Additional Grant performance targets were achieved. Certain additional time-vesting restrictions apply to Mr. Dameris’ Tranche B RSU award. The other named executive officers vested in 87.6 percent of their maximum possible performance-based RSUs for 2014.

(3)
This award was achieved at 91.8 percent of the maximum possible award amount, for a release of 12,180 shares to Mr. Dameris in February 2015. The estimated future payouts “threshold,” “target” and “maximum” amounts at the time of grant were dollar-denominated: the “threshold” amount listed was $400,000, the “target” amount was $450,000, and the “maximum” amount was $500,000.

(4)
Represents time-based RSUs granted under the 2010 Plan as a part of long-term incentive compensation as determined by the Compensation Committee of the Board. See “Executive Compensation Discussion and Analysis—Annual Equity Incentive Compensation” for a general description of the criteria used by the Compensation Committee in approving grants of restricted stock units to our named executive officers. These grants vest pro rata annually over three years from the date of grant, subject to the named executive officers continued service to the Company through the vesting dates.

(5)
Amounts shown in this column in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, which reflect the forecasted achievement at the grant date. Assumptions used in the calculation of these amounts with respect to stock–based grants are included in Note 13 to the consolidated financial statements for the year ended December 31, 2014 included in our Annual Report and are described in Part II-Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Annual Report.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers, as described in this section. Under the terms of their employment agreements, all named executives must comply with certain confidentiality, non-solicitation and release requirements during and after their employment. See “Payments Upon Termination or Change in Control” for a discussion of payments and benefits to which the executive officers are entitled pursuant to their employment agreements and change in control agreements upon their termination of employment and/or change in control.

Peter T. Dameris. On December 13, 2012, Mr. Dameris entered into an amended and restated employment agreement with the Company that is effective from December 31, 2012 through December 31, 2015, with automatic renewals for one-year periods. The Dameris Employment Agreement initially provided for an annual salary of $800,000, which has subsequently been increased five percent in each of 2014 and 2015 by the Compensation Committee. Mr. Dameris receives an annual cash incentive compensation targeted at no less than 90 percent of his annual salary, with a maximum annual bonus opportunity equal to 180 percent of his annual salary. In addition, under the Dameris Employment Agreement, Mr. Dameris and his family, as applicable, are entitled to participate in our incentive, retirement and welfare plans to the extent applicable to other peer executives of the Company, and Mr. Dameris is entitled to receive a stipend of $450 per month for lease of an automobile and other related expenses. Under the Dameris Employment Agreement, Mr. Dameris was eligible to receive the following long-term incentive awards: (i) annual RSU awards each having a value of $800,000 for 2013, 2014 and 2015 (the Tranche A awards), (ii) annual RSU awards for 2013, 2014 and 2015, the value of each of which will be between $2,100,000 and $3,150,000, based on the achievement of applicable performance goals over the calendar year during which the award is granted (the Tranche B awards); and (iii) three performance awards (the Additional Grants) (two in 2013 and one in 2014), the value of each providing the opportunity to vest in common stock of the Company with a value of $500,000. The Tranche A awards generally vest and become payable, subject to continued employment and the Company attaining positive EBITDA over the calendar year during which the award is granted, on January 4 of the year following the year of grant, however the first Tranche A award was granted on December 31, 2012 and vested on January 4, 2014. The Tranche B awards vest and become payable (to the extent earned) in substantially equal installments, subject to continued employment, on January 4 of each of the three years following the year of grant. The Additional Grants vested in part based on the attainment of applicable performance goals and subject to continued employment. The Additional Grants awarded in 2013 became payable on January 4, 2014 and January 5, 2015, and the Additional Grant awarded in 2014 became payable on January 5, 2015.
The Dameris Employment Agreement also provides for payments and benefits upon a qualifying termination of employment, as described in further detail under “Payments upon Termination or Change in Control” below. If it is determined that performance-based compensation was based on materially inaccurate performance criteria or if Mr. Dameris materially violates risk limits, his incentive compensation is subject to a claw back from the Company (i.e., executive officers’ forfeiture of the incentive compensation) pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

 Other Named Executive Officers

All of our other named executive officers have entered into employment agreements with the Company. Under the terms of their employment agreements, Messrs. Pierce, McGowan, Blazer and Hanson are entitled to a minimum annual base salary, subject to annual increases thereafter. Messrs. Pierce, McGowan, Blazer and Hanson and their legal dependents are entitled to participate in our incentive, savings, retirement and welfare plans. In addition, each of their employment agreements includes the following provisions:

Edward L. Pierce. Mr. Pierce entered into an employment agreement with the Company on September 1, 2012 when he assumed the position of Chief Financial Officer. Mr. Pierce’s employment agreement provides that in 2013 and later, he has a potential to earn up to 100 percent of his base salary based on achievement of targets and over-achievement of targets, though in 2014, this bonus potential was increased to 105 percent. Pursuant to his employment agreement, Mr. Pierce receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with:  a monthly automobile allowance in the amount of $450, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500.

In connection with entering into an employment agreement with Mr. Pierce, the Company granted him (i) a stock option covering 75,000 shares of our common stock, vesting as to 18,750 shares on the first anniversary of the grant date and as to 1,563 shares on each monthly anniversary thereafter, subject to continued employment, (ii) an RSU award covering a number of shares with a value of $146,666 on September 1, 2012 and (iii) an RSU award covering a number of shares valued at $440,000 on January 2, 2013. The vesting terms and conditions of the RSU awards were set forth in grant agreements entered into by On Assignment and Mr. Pierce.

Michael J. McGowan.  Mr. McGowan entered into an amended and restated employment agreement on December 30, 2008. Mr. McGowan’s employment agreement provides that he is eligible for an annual cash bonus with a potential to earn up to 100 percent of his base salary based on achievement of targets (50 percent of bonus opportunity) and over-achievement of targets (50 percent of bonus opportunity, on a sliding scale), though in 2014, this bonus potential was increased to 105 percent of his base salary. Also pursuant to his employment agreement, Mr. McGowan receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500 annually.

Randolph C. Blazer. Mr. Blazer entered into an employment agreement with Apex Systems on January 8, 2007 which was amended on several occasions. Pursuant to his employment agreement, Mr. Blazer serves as President of Apex Systems. Mr. Blazer’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500 annually.

Theodore S. Hanson. Mr. Hanson entered into an employment agreement with Apex Systems on January 15, 2008 which was amended on various occasions. Pursuant to his employment agreement, Mr. Hanson serves as Chief Financial Officer of Apex Systems and he has subsequently taken on the responsibility of President of our Lab Support division in 2014. Mr. Hanson’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500 annually.

Fiscal Year 2014 Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity award information with respect to each named executive officer as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter T. Dameris	51,700	-		11.75	6/1/2017
	137,500	-		11.39	12/14/2016
						93,576	(3)	3,105,787
						23,255	(4)	771,833
						61,881	(5)	2,053,830
								500,000	(18)
								496,985	(19)
								459,100	(20)
Michael J. McGowan	120,000	-		12.9	1/31/2017
						7,985	(6)	265,022
						2,461	(7)	81,681
						9,091	(8)	301,730
						8,720	(9)	289,417
						4,660	(10)	154,665
						2,652	(10)	88,020
						1,696	(10)	56,290
Edward L. Pierce	42,187	32,813	(1)	16.51	9/1/2022
						2,499	(11)	82,942
						8,000	(12)	265,520
						7,674	(13)	254,700
						2,334	(10)	77,465
						1,493	(10)	49,553

Randolph C. Blazer						6,579	(14)	218,357
						6,720	(15)	223,037
						2,283	(16)	75,773
						7,523	(17)	249,688
						1,463	(14)	48,557
						1,961	(14)	65,086
						3,839	(14)	127,416
						4,390	(17)	145,704
						854	(14)	28,344

Theodore S. Hanson						6,579	(14)	218,357
						6,720	(15)	223,037
						1,597	(16)	53,004
						7,523	(17)	249,688
						1,463	(14)	48,557
						1,961	(14)	65,086
						3,839	(14)	127,416
———————
(1)	The remainder of this stock option grant vests monthly through September 1, 2016, subject to continued employment.
(2)	Represents the closing price of a share of the Company’s common stock on the NASDAQ or NYSE Stock Market, as applicable, on the option grant date.
(3)
This award was earned at 98.034 percent, based on 2013 achievement of certain performance objectives. On January 2, 2015, 46,788 shares were released, and the remaining 46,789 RSUs will vest on January 4, 2016.

(4)	This RSU grant vested on January 4, 2015.

(5)
This award was earned at 67.58 percent, based on 2014 achievement of certain performance objectives. 20,627 shares were released on February 13, 2015, and an additional 20,627 RSUs will vest on each January 4 of 2016 and 2017, subject to continued employment.

(6)	RSUs vested on January 3, 2015.
(7)	25 percent of the RSUs vested on June 1, 2013, and the remainder vests in equal increments quarterly thereafter through June 1, 2016, subject to continued employment.
(8)	4,545 RSUs vested on January 2, 2015, the remainder vests on January 2, 2016, subject to continued employment.
(9)	2,907 RSUs vested on January 2, 2015, the remainder vests in equal increments on each January 2 of 2016 and 2017, subject to continued employment.
(10)	RSUs vested on January 2, 2015.
(11)	The remaining RSUs in this award vest in equal increments on March 1, June 1 and September 1, 2015, subject to continued employment.
(12)	4,000 RSUs vested on January 2, 2015, and the remainder will vest on January 2, 2016, subject to continued employment.
(13)	2,558 RSUs vested on January 2, 2015, the remainder vests in equal increments on January 2 of 2016 and 2017, subject to continued employment.
(14)	RSUs will vest on May 15, 2015, subject to continued employment.
(15)	34 percent of the RSUs vest on May 15, 2014, the remainder vests in equal increments quarterly thereafter through May 15, 2016, subject to continued employment.
(16)	25 percent of the RSUs vested on December 16, 2014, and the remainder vests in equal increments quarterly thereafter through December 16, 2016, subject to continued employment.
(17)	RSUs vest in equal increments on May 15 of 2015, 2016 and 2017, subject to continued employment.
(18)	This award was achieved at 100 percent. On February 2, 2015, 14,029 shares were released, as determined by dividing $500,000 by the closing price of the Company’s common stock on such date.
(19)
This award was achieved at 99.40 percent. On January 2, 2015, 15,286 shares were released based upon the percentage achievement of $500,000, and the closing price of the Company’s common stock on such date.

(20)
This award was achieved at 91.82 percent. On February 13, 2015, 12,180 shares were released based upon the percentage achievement of $500,000, and the closing price of the Company’s common stock on such date.

Fiscal Year 2014 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of restricted stock or restricted stock units during the 2014 fiscal year by our named executive officers. In 2014, none of our named executive officers exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter T. Dameris	158,602	$4,945,199
Edward L. Pierce	9,998	328,061
Michael J. McGowan	39,760	1,312,692
Randolph C. Blazer	17,597	607,775
Theodore S. Hanson	17,369	600,821

Payments upon Termination or Change in Control

Described below are the arrangements the Company has entered into with each of our named executive officers and the estimated payments and benefits that would be provided under such arrangements, assuming that the named executive officer’s employment terminated under certain circumstances as of December 31, 2014 and, where applicable, a change in control of the Company occurs on that date, using the closing price of our common stock on December 31, 2014 ($33.19 per share). In each case, the executive officer’s right to receive severance benefits is subject to his execution of a valid and binding release agreement and contingent upon his continued adherence to certain confidentiality and non-solicitation agreements.

Chief Executive Officer

Dameris Employment Agreement. Under the Dameris Employment Agreement, upon a termination of Mr. Dameris’ employment by the Company “without cause” or by Mr. Dameris for “good reason” (each, as defined in the agreement), in addition to his accrued obligations, Mr. Dameris would be entitled to: (1) continuation payments totaling 150 percent of his annual base salary, over a period of 18 months following such termination; (2) a cash lump sum in an amount equal to the aggregate premiums that the Company would have paid over 18 months for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the date of termination; and (3) during the 18-month period, subject to Mr. Dameris’ proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of his COBRA premiums.

If Mr. Dameris’ employment terminates due to his death, “disability” (as defined in the Dameris Employment Agreement), termination by the Company without cause, or termination by Mr. Dameris for good reason (each a “qualifying termination”), then under the Dameris Employment Agreement, Mr. Dameris or his estate is entitled to (a) disability income or life insurance payments from insurance policies maintained by the Company (other than any “key man” life insurance policy), and (b) payment of an amount equal to 100 percent of Mr. Dameris’ base salary payable over 12 months following the termination date in equal installments.

The Dameris Employment Agreement also provides that upon a qualifying termination, (i) each Additional Grant provided for in the agreement that has not vested as of the termination date will be eligible to vest on a pro-rated basis, based on actual achievement of applicable performance goals, on the January 2 immediately following the termination date, (ii) each Tranche A award and Tranche B award will be governed by the terms and conditions of the applicable award agreement, and (iii) each long-term incentive award granted to Mr. Dameris pursuant to his prior employment agreement will be governed by the terms and conditions of the applicable award agreement and prior employment agreement.

Under the Dameris Employment Agreement, if Mr. Dameris experiences a qualifying termination in the first 90 days of any calendar year during the term of the agreement, any long-term incentive awards that would otherwise be granted with respect to such calendar year will be granted to Mr. Dameris. Further, each Additional Grant provided for in his employment agreement will vest in full as if all applicable performance targets were fully attained, and each Tranche A award and Tranche B award will be governed by the terms and conditions of the applicable award agreement. The Tranche A and Tranche B award agreements also state that the RSUs will vest in full as though the applicable performance goals were fully attained as of the date of the Change of Control.
Change in Control Agreement. Mr. Dameris entered into an Amended and Restated Executive Change of Control Agreement (the “Dameris CIC Agreement”) with the Company on December 11, 2008, which provides for compensation and benefits if Mr. Dameris’ employment is involuntarily terminated following a change of control. Pursuant to that agreement, Mr. Dameris will be entitled to receive the following amounts for an involuntary termination of employment which occurs within six months and 10 days after a change in control (as defined in the Dameris Change in Control Agreement):  (1) all then accrued compensation (earned and unpaid salary, reimbursement of expenses) and a pro-rata portion (based on number of days worked) of Mr. Dameris’ “target bonus” (as defined in the Dameris CIC Agreement) for the year in which the termination is effected; (2) 3.0 times Mr. Dameris’ then-current base salary plus target bonus for the year in which the termination is effected; (3) continuation of Mr. Dameris’ then-current automobile allowance for a period of up to 18 months following the date of termination; (4) company-paid healthcare continuation coverage for up to 18 months following the termination date; (5) a cash amount equal to the aggregate premiums that the Company would have paid for 18 months of basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance coverage, each as in effect on the date of termination; (6) continued contributions to the Company’s retirement plans for 18 months following the date of termination; and (7) reimbursement, up to $15,000, for outplacement services.

Also pursuant to the Dameris CIC Agreement, immediately prior to a change in control and regardless of whether Mr. Dameris is terminated upon or following the change in control transaction, all stock options and other unvested equity awards then held by Mr. Dameris will become fully vested and exercisable, provided however, that any performance-vesting RSUs which have not previously vested shall vest only in accordance with the attainment of applicable performance goals. Payments under the Dameris CIC Agreement are subject to additional gross up payments to cover any excise tax that may be imposed.
Following a change in control, if the employment of Mr. Dameris is terminated for “cause” (as defined in the Dameris CIC Agreement) or Mr. Dameris resigns other than in connection with an involuntary termination or due to death or disability, the Dameris CIC Agreement will terminate.

The estimated payments or benefits which would have been paid to Mr. Dameris in the event of a change in control and/or a qualifying termination on December 31, 2014 are as follows:

	Termination Without Cause or for Good Reason ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Peter T. Dameris
Incremental Amounts Payable Upon Termination Event
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts or multiples)	1,260,000	4,788,000	840,000
Value of Accelerated Restricted Stock/RSUs	6,390,608	7,416,808	6,390,608
Total Insurance Benefits	37,305	37,305	-
Total Automobile Allowance	-	8,100	-
Total Value of Outplacement Services	-	15,000	-
Total Gross Ups	-	2,285,043	-

Total Severance, Benefits and Accelerated Equity	7,687,913	14,550,256	7,230,608

(1)	Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. Mr. Dameris earned a cash incentive bonus of $1,415,471 in 2014.

Chief Financial Officer

Termination under Employment Agreement. Under Mr. Pierce’s employment agreement, upon a termination of employment by the Company “without cause” (as defined in his employment agreement) including nonrenewal of his employment agreement, in addition to his accrued obligations, Mr. Pierce will be entitled to: (1) continuation of 100 percent of his annual base salary for a period of 12 months following such termination; (2) any earned but unpaid annual bonus; and (3) reimbursement of up to $80,000 in moving expenses within a prescribed time frame. If Mr. Pierce’s employment terminates because of his death or disability, Mr. Pierce will be entitled to receive payment equal to 100 percent of his base salary payable over 12 months in equal installments.

In the event of a termination in connection with a change in control, the severance provisions of Mr. Pierce’s employment agreement will be superseded by his Executive Change of Control Agreement (described below).

Change in Control Agreement. Mr. Pierce entered into an Executive Change of Control Agreement with the Company (the “Pierce CIC Agreement”) on September 1, 2012, which governs if Mr. Pierce’s employment is involuntarily terminated in connection with a change in control. Pursuant to the Pierce CIC Agreement, Mr. Pierce will be entitled to receive the following amounts for an involuntary termination of employment which occurs within six months and 10 days after a change in control, in addition to any accrued but unpaid amounts (including any earned but unpaid annual bonus for the year prior to the year in which the termination occurs) and subject to delivery of an effective release of claims in favor of the Company: (i) a pro-rata bonus for the year in which the termination occurs; (ii) an amount equal to 2.5 multiplied by the sum of Mr. Pierce’s base salary and “target bonus” (as defined in the Pierce CIC Agreement); (iii) continuation of Mr. Pierce’s car allowance for 18 months following the termination date; (iv) Company-paid healthcare continuation coverage for up to 18 months following the termination date; (v) an amount equal to the premiums the Company would have paid for basic life insurance and disability insurance, had he remained employed for 18 months following the termination date; and (vi) reimbursement of up to $15,000 for outplacement services. In addition, any outstanding stock options held by the Chief Financial Officer as of the termination date will remain outstanding as though he had remained employed by the Company until the 18-month anniversary of the termination date (but in no event will any option be exercisable beyond its maximum term). Immediately prior to a change in control, all outstanding Company stock options, restricted stock and stock units held by the executive will become fully vested (and, in the case of options, remain exercisable for an extended period).

Also pursuant to the Pierce CIC Agreement, immediately prior to a change in control and regardless of whether Mr. Pierce is terminated upon or following the change in control transaction, all stock options and other unvested equity awards then held by Mr. Pierce will become fully vested and exercisable. The agreement provides that the Chief Financial Officer with a best pay cap reduction for any excess parachute payments under Code Section 280G unless he would receive a greater after-tax benefit without the reduction and after paying the related excise tax.
Following a change in control, if the employment of Mr. Pierce is terminated for cause (as defined in the Pierce CIC Agreement) or Mr. Pierce resigns other than in connection with an involuntary termination or due to death or disability, the Pierce CIC Agreement will terminate.

The estimated payments or benefits which would have been paid to Mr. Pierce in the event of a change in control and/or a qualifying termination on December 31, 2014 are as follows:

	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Edward L. Pierce
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	491,400	1,873,463	491,400
Pro Rata Bonus (1)	-	-	-
Gain on Accelerated Stock Options	-	547,321	-
Value of Accelerated Restricted Stock/RSUs	-	730,199	-
Total Insurance Benefits	-	36,848	-
Total Relocation Expenses	80,000	-	-
Total Automobile Allowance	-	8,100	-
Total Value of Outplacement Services	-	15,000	-

Total Severance, Benefits and Accelerated Equity	571,400	3,210,930	491,400

(1)	Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. Mr. Pierce earned a cash incentive bonus of $483,029 in 2014.

McGowan, Blazer and Hanson - Termination under Employment Agreements

Michael J. McGowan.  If the Company terminates Mr. McGowan’s employment without “cause” (as defined in his employment agreement) or Mr. McGowan terminates his employment as a result of the Company imposing a change in key terms, (i.e., a change in his reporting relationship or requiring him to relocate to a principal work location that is more than 50 miles from Beverly, Massachusetts) or if Mr. McGowan’s employment terminates because of his death or disability, Mr. McGowan is entitled to receive, in addition to accrued obligations, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination.

Randolph C. Blazer and Theodore S. Hanson. If the Company terminates the employment of either of Messrs. Blazer or Hanson without “cause” (as defined in their employment agreements) or if their employment terminates due to disability during their employment period, the executive officer is entitled to receive, in addition to accrued obligations and subject to reduction in certain circumstances, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination. In the event of death, Messrs. Blazer and Hanson are entitled to their accrued obligations and salary continuation for 12 months.

McGowan, Blazer and Hanson - Termination Pursuant to a Change in Control

If the employment of Messrs. McGowan, Blazer or Hanson is involuntarily terminated following a “change in control,” benefits will be determined in accordance with the Company’s “CIC Severance Plan.” Pursuant to the CIC Severance Plan, upon an involuntary termination within 18 months of a “change in control transaction,” each of Messrs. McGowan and Blazer are entitled to receive: (1) a pro rata bonus for the year of termination which equals 100 percent of the “target bonus” for the executive officer for the year of termination times the pro rata portion of the year the executive worked prior to his termination; (2) 275 percent of his annual salary and target bonus in effect at the time of the involuntary termination; and (3) a lump-sum payment equaling an after tax calculation of the cost of 18 months of COBRA premiums for the medical, dental and/or vision coverage he received at the time of the termination. Mr. Hanson receives the same except that he is entitled to receive 200 percent of his annual salary and target bonus. Payments to the executive officers under the CIC Severance Plan are reduced if necessary to avoid any excise tax that may be imposed. “Change in control,” “change in control transaction,” and “target bonus” have the meanings set forth for those terms in the CIC Severance Plan.

The estimated payments or benefits which would have been paid to each of Messrs. McGowan, Blazer and Hanson in the event of his termination on December 31, 2014 under the specified circumstances are as follows:

	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Michael J. McGowan
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	600,600	2,518,766	600,600
Total Insurance Benefits	24,365	36,548	24,365
Pro Rata Bonus(1)	-	-	-

Total Severance, Benefits and Accelerated Equity	624,965	2,555,314	624,965

Randolph C. Blazer
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	682,500	2,862,236	682,500
Total Insurance Benefits	18,094	27,140	18,094
Pro Rata Bonus(1)	-	-	-

Total Severance, Benefits and Accelerated Equity	700,594	2,889,376	700,594

Theodore S. Hanson
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	440,000	1,342,000	440,000
Total Insurance Benefits	20,062	30,093	20,062
Pro Rata Bonus(1)	-	-	-

Total Severance, Benefits and Accelerated Equity	460,062	1,372,093	460,062
  (1) Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. The bonuses earned by the executive officers for 2014 are as follows: Mr. McGowan, $332,755; Mr. Blazer, $676,678; and Mr. Hanson, $436,246.

Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2014 for (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(3)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by stockholders (1)	1,198,943	(3)	3.85	3,234,230
Equity compensation plans not approved by stockholders (2)	537,395	(4)	6.06	49,743
Total	1,736,338	(5)	4.53	3,283,973

(1)	Consists of the On Assignment, Inc. 2010 Incentive Award Plan, as amended (the “2010 Plan”) and the On Assignment, Inc. Amended and Restated 1987 Stock Option Plan.
(2)	Consists of the Inducement Plan (as defined below) and inducement awards granted to Mr. McGowan and another executive officer on January 31, 2007 outside the Inducement Plan.
(3)
Outstanding RSUs convert to common stock without the payment of consideration. As of December 31, 2014, 739,086 RSUs under equity compensation plans approved by stockholders were outstanding. The weighted-average exercise price of outstanding options excludes RSUs.

(4)
Outstanding RSUs convert to common stock without the payment of consideration. As of December 31, 2014, 302,371 RSUs under equity compensation plans not approved by stockholders were outstanding. The weighted-average exercise price of outstanding options excludes RSUs.

(5)
Outstanding RSUs convert to common stock without the payment of consideration. As of December 31, 2014, 1,041,457 total RSUs were outstanding. The weighted-average exercise price of outstanding options excludes RSU.

Inducement Award Programs
2007 Inducement Awards
On January 31, 2007, Mr. McGowan and another executive officer were granted nonqualified stock options to purchase 120,000 and 100,024 shares of the Company’s common stock, respectively. The option grants were provided as an inducement to their entering into employment with the Company and were granted outside of the Company’s stockholder-approved equity plans pursuant to stock exchange rules. These stock options are fully vested.
Amended and Restated 2012 Employment Inducement Incentive Award Plan
In May 2012 our Board adopted, and in December 2012 it amended and restated, the 2012 Employment Inducement Incentive Award Plan (the “Inducement Plan”). Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility and Administration.  Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available. The maximum number of shares of common stock that were available for issuance pursuant to awards under the Inducement Plan is 935,861 shares (the “Inducement Plan Share Limit”). Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.
The following types of shares are added back to the available share limit under the Inducement Plan: (x) shares subject to awards that are forfeited, expire or are settled for cash and (y) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (A) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (B) shares purchased on the open market with the cash proceeds from the exercise of options and (C) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award.
Awards granted under the Inducement Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Inducement Plan.
Awards. The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalent awards, stock payment awards, deferred stock, RSUs, performance awards, performance share awards, stock appreciation rights, and other incentive or cash awards. Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100 percent of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100 percent of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•
Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.

•
Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of On Assignment (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval will be required for any amendment that “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares).

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders the opportunity to cast an advisory, non-binding vote on executive compensation disclosed in this Proxy Statement and as required by Item 402 of Regulation S-K. Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to On Assignment, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success. We attempt to accomplish this goal in a way that aligns with the long-term interests of our stockholders. We are committed to responsible compensation practices and structures and strive to balance the need to compensate our employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of sound business practice and performance metrics that reward long-term success. This advisory vote is referred to as “say-on-pay.” In light of the fact that a majority of the votes cast at our annual stockholders’ meeting held in May 2010 voted in favor of holding an annual advisory vote, our Board has decided that we will hold an annual advisory vote on the compensation of our named executive officers until the next required vote on the frequency of the say-on-pay vote; therefore, our next vote on a say-on-pay proposal after the vote on this Proposal Two is expected to be held at our Annual Meeting of Stockholders in 2016.

The Executive Compensation Discussion and Analysis of this Proxy Statement summarizes our executive compensation program and the Compensation Committee’s decisions regarding 2014 compensation. Highlights of the 2014 executive compensation program and our 2014 performance include:

•
The Compensation Committee negotiated an employment agreement for Mr. Dameris in 2012 that had implications for 2014, including a strong emphasis on performance-based compensation, with 100 percent of his cash incentive bonus and long-term equity awards being based on achievement of performance targets.

•
Fixed cash compensation constitutes only a portion of the compensation of the named executive officers. Performance-based compensation constitutes a significant majority of the Chief Executive Officer’s compensation and over half of the cash compensation of the other named executive officers.

•
The named executive officers received equity awards in the form of RSUs in 2014, all or a portion of which is tied to achievement of specified performance goals that we believe correlate to increased shareholder value and vest over a period of time, which aligns with the long-term interests of the stockholders. These RSU awards are intended as a long-term incentive and should be viewed as compensation over the vesting period not as compensation only for 2014. In December 2014, the Compensation Committee approved an annual grant to executive officers in January 2015 that did not include any vesting solely on the passage of time, but instead approved RSU awards that vest entirely upon the achievement of performance-based goals established by the Compensation Committee.

•	The compensation program for the executive officers is instrumental in helping the Company achieve its strong financial performance.

•
In 2014, the Company’s revenues grew to $1.9 billion representing an increase of $231.0 million or 14.2 percent over the prior year, and the Company’s Adjusted EBITDA for purposes of determining performance targets grew to $207.3 million representing an increase of $29.2 million or 16.4 percent over the prior year. Cash incentive bonuses and performance-based vesting RSUs granted to our named executive officers in 2014 were earned and vested based on our strong performance in Adjusted EBITDA.

•
If it is determined that performance-based compensation was based on materially inaccurate performance criteria or if Mr. Dameris materially violates risk limits, his incentive compensation is subject to a claw back from the Company (i.e., executive officers’ forfeiture of the incentive compensation) pursuant to the Dameris Employment Agreement and Section 304 of the Sarbanes-Oxley Act of 2002.

Stockholders are urged to read the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement because these sections discuss, in detail, our compensation philosophy and practices.

The advisory vote set forth in this Proposal Two is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. The Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Vote Required

Approval of Proposal Two requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

The Board recommends a vote FOR Proposal Two.

PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm to audit On Assignment’s consolidated financial statements for the fiscal year ending December 31, 2015, and is asking stockholders to ratify this appointment at the Annual Meeting.

Deloitte & Touche LLP has audited our consolidated financial statements annually since 1986. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Information regarding fees billed by Deloitte & Touche LLP for the years ended December 31, 2014 and December 31, 2013 is set forth herein.

Our Bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may ultimately determine to retain Deloitte & Touche LLP as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of On Assignment and its stockholders.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by Deloitte & Touche LLP for the audit of On Assignment’s financial statements for fiscal years 2014 and 2013, and fees billed for tax and all other services rendered by Deloitte & Touche LLP for fiscal years 2014 and 2013:

	2014	2013
Audit Fees (1)	$2,128,000	$2,394,043
Tax Fees (2)	$22,200	$19,600
All Other Fees (3)	$167,000	$760,692

(1)    Represents aggregate fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings and the audit of internal controls pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2) Represents fees for services provided in connection with On Assignment’s tax services concerning foreign income tax compliance for Canada and Europe.

(3) Represents fees for services provided to On Assignment not otherwise included in the categories seen above including, but not limited to, due diligence, Sarbanes-Oxley Act of 2002 implementation advisory services, strategic consulting and subscription to technical library. None of these fees were for services related to the design or implementation of financial information systems.

Vote Required

The ratification of the appointment of Deloitte & Touche requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

Our Board unanimously recommends that our stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. Unless a contrary choice is specified, shares represented by proxies will be voted FOR ratification of the appointment.

REPORT OF THE AUDIT COMMITTEE

To the extent that this Proxy Statement is incorporated by reference into any other filing by On Assignment under the Securities Act or the Exchange Act, this section entitled “Report of the Audit Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

The Audit Committee of the Board consists of Mr. Callaghan, Mr. Jones and Mr. Kittrell, who serves as Chairman. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm are “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

Pre-approval of Audit and Non-Audit Services

All audit-related services, tax services and other services performed by our independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions. The Audit Committee Charter, most recently amended on August 21, 2013, provides for pre-approval of policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations and the requirements of the NYSE. Pursuant to such policies and procedures, the Audit Committee may delegate to a member the authority to pre-approve certain auditing services and non-audit services.

Filing of Audited Financial Statements with Annual Report for 2014

The Audit Committee reviewed and discussed On Assignment’s audited consolidated financial statements for the year ended December 31, 2014, with management. The Audit Committee also discussed with Deloitte & Touche LLP, On Assignment’s independent registered public accounting firm, the accountant’s responsibilities, any significant issues arising during the audit and other matters required to be discussed by the statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and letter from On Assignment’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’ communications with the Audit Committee concerning independence and has discussed with On Assignment’s accountants its independence. Based on its review of such documents and the discussions noted above, the Audit Committee recommended to the Board that On Assignment’s consolidated financial statements for the year ended December 31, 2014 be included in its Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted,

Marty R. Kittrell, Chairman
Brian J. Callaghan
Jeremy M. Jones

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review, approval or ratification of specific transactions involving the Company in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, five percent stockholders and their immediate family members. Information about our directors and executive officers and persons related to them is collected and updated through annual Directors and Officers Questionnaires. Directors and executive officers provide the names of the entities with which they, and their immediate family members, are affiliated, including board memberships, executive officer positions and charitable organizations. As needed, the Company’s legal department prepares requests for pre-approval or ratification of transactions or relationships involving related persons or parties with which the Company expects to do business. The Audit Committee reviews these requests and, if appropriate, pre-approves or ratifies each transaction or relationship and/or an annual spending limit for same.

Apex Systems leases three properties located in Glen Allen, Virginia as corporate headquarters. Two of these properties, Cox Road and Sadler Place, are owned by ASI Partners, LLC and ASI Partners Sadler Place, LLC, respectively. These entities are wholly owned by Messrs. Callaghan, Hanson, Sheridan, and Veatch. The leases for the Cox Road and Sadler Place properties were renegotiated and renewed effective January 1, 2015 with 10-year lease terms. Rent paid for these properties aggregated approximately $1.2 million in 2014 and $1.3 million in 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and officers and each beneficial owner of more than 10 percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of beneficial ownership and subsequent reports regarding changes in such ownership. Based on our records and other information, we believe that each person who was subject to Section 16(a) during fiscal year 2014 filed on a timely basis all such reports required for the year with the following exceptions: (a) a two-day delay in filing the annual equity grant for Messrs. Callaghan and Matin in August 2014; (b) a late filing for the annual equity grant for Jennifer Painter in December 2014; (c) late filings for tax withholding sales for Messrs. McGowan and Pierce in December 2014; (d) late filings for gifts by James Brill in January and July of 2014 and Mr. Holman in August 2014; and (e) a filing reflecting the conversion of Mr. Dameris’ Tranche B performance RSUs to time-vesting RSUs upon achievement of performance targets for the prior year.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

On Assignment files annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy any reports, Proxy Statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, Proxy Statements or other information concerning us, including any document incorporated by reference in this Proxy Statement, without charge, by written or telephonic request directed to us at On Assignment, Inc., Attention: Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-3136. If you would like to request documents, please do so by May 27, 2015 in order to receive them before the Annual Meeting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information.

We incorporate by reference the documents listed below and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting:

Company Filings:	Period (if applicable):
Annual Report on Form 10-K	Year ended December 31, 2014

A copy of On Assignment’s Annual Report to Stockholders for the year ended December 31, 2014 on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting, or was referenced in the Notice of Internet Availability of Proxy Materials. Stockholders may obtain by first class mail or other equally prompt means within one business day of receipt of such request an additional copy of this report, without charge, by written or telephonic request to the Investor Relations Department at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders intend to present at the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be received at On Assignment’s principal executive offices in Calabasas, California no later than December 28, 2015, for inclusion in the proxy material for that meeting. Pursuant to On Assignment’s Bylaws, proposals submitted other than pursuant to Rule 14a-8 or director nominations, must be delivered to the Secretary not less than 30 days nor more than 60 days prior to the date of the meeting. Proposals for director nominations must be delivered to the Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Stockholder notices should be delivered to the Secretary at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301.

MISCELLANEOUS

The cost of soliciting proxies on behalf of the Board will be borne by On Assignment. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of On Assignment and its subsidiaries may solicit proxies by telephone, electronic mail or personal interview without additional remuneration for such activity. On Assignment intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

By Order of the Board,

Secretary

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
April 23, 2015
Calabasas, California

ANNEX A

Adjusted EBITDA Calculation

Net income	$77,184,482
Income from discontinued operations, net of tax	(1,828,839)
Income from continuing operations	79,013,321

Interest expense, net	12,730,352
Provision for income taxes	54,526,664
Depreciation	13,343,652
Amortization of Intangibles	24,400,875
EBITDA	184,014,864
Equity-based compensation	16,199,216
Acquisition, integration and strategic planning expenses	5,734,147
Non-recurring expenses added back for performance targets calculations (includes litigation and net loss in sale of fixed assets)	1,342,558
Adjusted EBITDA	$207,290,785

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ON ASSIGNMENT, INC.
26745 MALIBU HILLS ROAD
CALABASAS, CA 91301

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees	0	0	0
01 Jeremy M. Jones	02 Marty R. Kittrell
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Non-binding advisory vote to approve compensation of our named executive officers.					0	0	0
3. To ratify the appointment of Deloitte & Touche LLP to serve as our independent public accounting firm for the year ending December 31, 2015.					0	0	0

NOTE: Such other business as may properly come before the Annual Meeting or any adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting:	0	0
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com.

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ON ASSIGNMENT, INC.
Annual Meeting of Stockholders
June 11, 2015 9:00 AM EDT
This proxy is solicited by the Board of Directors
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders of On Assignment, Inc. (the "Company"), and appoints Jennifer Hankes Painter and James L. Brill and each of them, as proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 13, 2015, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 11, 2015 at 9:00 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. This proxy may be revoked at any time before it is voted by delivering to the Company's Secretary either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED "FOR" PROPOSALS ONE, TWO AND THREE UNLESS CONTRARY DIRECTIONS ARE GIVEN, AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side